Exhibit 10.1

LEASE AGREEMENT

Between

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA,

a New Jersey corporation,

as Landlord

And

DARA BIOSCIENCES, INC.,

a Delaware corporation,

as Tenant

Dated: Nov. 30, 2007

TABLE OF CONTENTS

1.	Premises	5
2.	Lease Term	5
3.	Base Rent	5
4.	Rent Payment	5
5.	Late Charge	6
6.	Partial Payment	6
7.	Construction of this Agreement	6
8.	Use of Premises	6
9.	Definitions	7
10.	Repairs By Landlord	7
11.	Repairs By Tenant	7
12.	Alterations and Improvements	7
13.	Operating Expenses	8
14.	Landlord’s Failure to Give Possession	11
15.	Acceptance and Waiver	11
16.	Signs	11
17.	Advertising	11
18.	Removal of Fixtures	12
19.	Entering Premises	12
20.	Services	12
21.	Indemnities	14
22.	Tenant’s Insurance; Waivers	14
23.	Governmental Requirements	16
24.	Abandonment of Premises	16
25.	Assignment and Subletting	16
26.	Default	17
27.	Remedies	18
28.	Destruction or Damage	19
29.	Eminent Domain	19
30,	Service of Notice	19
31.	Mortgagee’s Rights	19
32.	Tenant’s Estoppel	21
33.	Attorney’s Fees and Homestead	21
34.	Parking	21
35	Storage	21
36.	Waste Disposal	21
37.	Surrender of Premises	22
38.	Cleaning Premises	22
39.	No Estate In Land	22
40.	Cumulative Rights	22
41.	Paragraph Titles; Severability	22
42.	Damage or Theft of Personal Property	22
43.	Holding Over	22
44.	Security Deposit	23
45.	Tenant Finishes	25
46.	Rules and Regulations	25
47.	Quiet Enjoyment	25
48.	Entire Agreement	25
49.	Limitation of Liability	25
50.	Submission of Agreement	26
51.	Authority	26
52.	Relocation	26

53.	Broker Disclosure	26
54.	Notices	26
55.	Force Majeure	26
56.	Governing Law	27
57.	Recording	27
58.	Anti-Terrorism Representation	27
59.	ERISA	27
60.	Special Stipulations	27

BASIC LEASE PROVISIONS

The following is a summary of some of the Basic Provisions of this Lease. In the event of any conflict between the terms of these Basic Lease Provisions and the referenced Sections of this Lease, the referenced Sections of this Lease shall control.

1. Building (See Section 1):	Forum I Building 8601 Six Forks Road Raleigh, North Carolina 27615

Project (See Section 1):	Forum Office Park Raleigh, North Carolina
2. Premises (See Section 1):

Suite:	160
Floor:	first (1st)
Rentable Square Feet:	7,520

3. Term (See Section 2):	Approximately five (5) years

4. Base Rent (See Sections 2 and 3):

Lease Year	Rate Per Rentable Square Foot of Premises

1	$20.50
2	$21.01
3	$21.54
4	$22.08
5	$22.63

5. Tenant’s Share:	See Section 13

6. Security Deposit (See Section 44):	$77,080.00

7. Landlord’s Broker (See Section 53):	Dominion Realty Partners, LLC

Tenant’s Broker (See Section 53):	Jones Lang LaSalle

8. Notice Address:	See Section 54

LEASE AGREEMENT

THIS LEASE AGREEMENT (hereinafter called the “Lease”) is made and entered into this 30th day of November, 2007, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (hereinafter called “Landlord”), and DARA BIOSCIENCES, INC., a Delaware corporation (hereinafter called “Tenant”).

1.        Premises. Landlord does hereby rent and lease to Tenant and Tenant does hereby rent and lease from Landlord, for general office purposes of a type customary for first-class office buildings, the following described space (hereinafter called the “Premises”):

7,520 rentable square feet of space located on the first (1st) floor of a seven (7) story building known as Forum I (the “Building”) located on the real property described in Exhibit “A” attached hereto (the “Property”), said Premises to be located as shown by diagonal lines on the drawing attached hereto as Exhibit “A-1” and made a part hereof by reference. The Building is located within a larger office park known as Forum Office Park (“Project”), together with any and all improvements now or hereafter located thereon and together with any additional land and/or buildings which Landlord hereinafter acquires and makes a part of the Project. Except as expressly set forth in this Lease to the contrary and subject to any exclusive rights of other tenants of the Project, Tenant shall be permitted to use all common areas and parking areas within the Project on a non-exclusive basis with other tenants in the Project, in accordance with the provisions of this Lease. The Premises shall be prepared for Tenant’s occupancy in the manner and subject to the provisions of Exhibit “B” attached hereto and made a part of hereof. Landlord and Tenant agree that the number of rentable square feet described above has been confirmed and conclusively agreed upon by the parties.

2.        Lease Term. Tenant shall have and hold the Premises for a term (“Term”) commencing at 12:01 A.M. on April 1, 2008 (the “Commencement Date”), and shall terminate at 11:59 P.M. on March 31, 2013 (the “Expiration Date”), unless sooner terminated or extended as hereinafter provided. Notwithstanding the foregoing, in the event Landlord has not delivered the Premises to Tenant in accordance with this Lease on or before April 1, 2008, the Commencement Date and Expiration Date shall be adjusted and the Commencement Date shall be the date of such delivery and the Expiration Date shall be the date that is the day preceding the fifth (5th) anniversary of the Commencement Date. Additionally, but subject to the provisions of Section 14 hereof, in the event Landlord has not delivered the Premises to Tenant (i) on or before May 1, 2008, men Landlord shall reimburse Tenant for the reasonable, actual and documented costs of holdover rent Tenant incurs as a result of Tenant remaining in its current premises past the expiration of the term of Tenant’s current lease over the rental amounts Tenant is required to pay for the final month of the term of Tenant’s current lease, and (ii) on or before August 1, 2008, Tenant may terminate this Lease upon written notice to Landlord.

3.        Base Rent. Beginning on or before the Commencement Date, Tenant shall pay to Landlord, at 8601 Six Forks Road, Suite 270, Raleigh, North Carolina 27615, or at such other place as Landlord shall designate in writing to Tenant, annual base rent (“Base Rent”) in the amounts set forth in the Basic Lease Provisions, The term “Lease Year”, as used in the Basic Lease Provisions and throughout this Lease, shall mean each and every consecutive twelve (12) month period during the Term of this Lease, with the first such twelve (12) month period commencing on the Commencement Date; provided, however, if the Commencement Date occurs other than on the first day of a calendar month the first Lease Year shall be that partial month plus the first full twelve (12) months thereafter.

4.        Rent Payment. The Base Rent for each Lease Year shall be payable in equal monthly installments, due on the first day of each calendar month, in advance, in legal tender of the United States of America, without abatement, demand, deduction or offset whatsoever, except as may be expressly provided in this Lease. One full monthly installment of Base Rent shall be due and payable on or before the Commencement Date and a like monthly installment of Base Rent shall be due and payable on or before the first day of each calendar month following the Commencement Date during the Term hereof; provided, that if the Commencement Date should be a date other than the first day of a calendar month, the first monthly

Base Rent installment paid on the Commencement Date by Tenant shall be prorated to that partial calendar month. Tenant shall pay, as Additional Rent, all other sums due from Tenant under this Lease (the term “Rent”, as used herein, means all Base Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord).

5.        Late Charge. Other remedies for non-payment of Rent notwithstanding, if any monthly installment of Base Rent or Additional Rent is not received by Landlord on or before the date due, or if any payment due Landlord by Tenant which does not have a scheduled due date is not received by Landlord on or before the tenth (10th) business day following the date Tenant was invoiced, a late charge of five percent (5%) percent of such past due amount shall be immediately due and payable as Additional Rent and interest shall accrue from the date past due until paid at the lower of twelve percent (12%) per annum or the highest rate permitted by applicable law. In the event that checks submitted by Tenant to Landlord for payment of amounts due pursuant to this Lease shall not be honored by the financial institution due to insufficient funds in excess of two (2) times during the Term, Landlord may, in its sole discretion, require that all future payments by Tenant to Landlord be paid by certified funds, cashier’s check or cash. Notwithstanding the foregoing, with respect to the first two (2) late payments in any twelve (12) month period, no late charges and interest thereon shall be due if Tenant pays the past due amount within five (5) days after Landlord’s notice that such payment is past due. Any further late payments during such twelve (12) month period shall incur the late charges and interest described above without any notice or cure rights.

6.        Partial Payment. No payment by Tenant or acceptance by Landlord of an amount less than the Rent herein stipulated shall be deemed a waiver of any other Rent due. No partial payment or endorsement on any check or any letter accompanying such payment of Rent shall be deemed an accord and satisfaction, but Landlord may accept such payment without prejudice to Landlord’s right to collect the balance of any Rent due under the terms of this Lease or any late charge assessed against Tenant hereunder.

7.        Construction of this Agreement. No failure of Landlord to exercise any power given Landlord hereunder, or to insist upon strict compliance by Tenant of his obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord’s right to demand exact compliance with the terms hereof. Time is of the essence of this Lease.

8.        Use of Premises.

(a)        Tenant shall use and occupy the Premises for general office purposes of a type customary for first-class office buildings and for no other purpose. The Premises shall not be used for any illegal purpose, nor in violation of any valid regulation of any governmental body, nor in any manner to create any nuisance or trespass, nor in any manner to vitiate the insurance or increase the rate of insurance on the Premises or the Building, nor in any manner inconsistent with the first-class nature of the Building.

(b)        Tenant shall not cause or permit the receipt, storage, use, location or handling on the Property (including the Building and Premises) of any product, material or merchandise which is explosive, highly inflammable, or a “hazardous or toxic material,” as that term is hereafter defined. “Hazardous or toxic material” shall include all materials or substances which have been determined to be hazardous to health or the environment, including, without limitation hazardous waste (as defined in the Resource Conservation and Recovery Act); hazardous substances (as defined in the Comprehensive Emergency Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act); gasoline or any other petroleum product or by-product or other hydrocarbon derivative; toxic substances, (as defined by the Toxic Substances Control Act); insecticides, fungicides or rodenticide, (as defined in the Federal Insecticide, Fungicide, and Rodenticide Act); asbestos and radon and substances determined to be hazardous under the Occupational Safety and Health Act or regulations promulgated thereunder. Notwithstanding the foregoing, Tenant shall not be in breach of this provision as a result of the presence in the Premises of de minimis amounts of hazardous or toxic materials which are in compliance with all applicable laws, ordinances and regulations and are customarily present in a general office use (e.g., copying machine chemicals and kitchen cleansers). As of the effective date of this Lease, Landlord represents, to its actual knowledge (with no duty to investigate), that Landlord has not used the

Property, Building or Premises (nor authorized the use of the Property, Building or Premises) for the disposal or release of any hazardous or toxic material in such amounts as would reasonably necessitate any response or corrective action under any applicable environmental law, ordinance or regulation as reasonably interpreted by Landlord. Landlord shall be obligated to comply, or cause others to comply, with all governmental directives issued to Landlord pursuant to applicable laws and with all applicable laws regarding the presence of any hazardous or toxic material in or on the Premises, the Building or the Property (excluding any obligations for which Tenant is responsible pursuant to this Section 8).

(c)        The occupancy rate of the Premises shall in no event be more than 3.7 persons per one thousand (1,000) useable square feet within the Premises, or the maximum occupancy permitted pursuant to applicable laws or codes, whichever is less. In the event that Tenant exceeds this ratio, and Landlord consents to such overage, Landlord may condition its consent upon Tenant’s payment of any and all costs related with such overage, including without limitation, excessive maintenance charges, increased electrical and HVAC usage, and increased parking demand.

9.        Definitions. “Landlord,” as used in this Lease, shall include the party named in the first paragraph hereof, its representatives, assigns and successors in title to the Premises, “Tenant” shall include the party named in the first paragraph hereof, its heirs and representatives, and, if this Lease shall be validly assigned or sublet, shall also include Tenant’s assignees or subtenants, as to the Premises, or portion thereof, covered by such assignment or sublease. “Landlord” and “Tenant” include male and female, singular and plural, corporation, partnership, limited liability company (and the officers, members, partners, employees or agents of any such entities) or individual, as may fit the particular parties,

10.        Repairs By Landlord. Tenant, by taking possession of the Premises, shall accept and shall be held to have accepted the Premises as suitable for the use intended by this Lease, subject to Landlord’s obligation to correct any punch list items in a timely fashion. Landlord shall not be required, after possession of the Premises has been delivered to Tenant, to make any repairs or improvements to the Premises, except as set forth in this Lease. Except for damage caused by casualty and condemnation (which shall be governed by Section 28 and 29 below), and subject to normal wear and tear, Landlord shall maintain in good repair and in a neat and clean, first-class condition, including making all necessary repairs and replacements, the exterior walls, roof, common areas, foundation, structural portions and the Building’s mechanical, electrical, plumbing and HVAC systems (but not any special or supplemental systems installed by or on behalf of Tenant), provided such repairs are not occasioned by Tenant, Tenant’s invitees or anyone in the employ or control of Tenant, Landlord shall perform repairs for which it is responsible hereunder promptly after becoming aware of the need for such repairs,

11.        Repairs By Tenant. Except as described in Section 10 above, Tenant shall, at its own cost and expense, maintain the Premises in good repair and in a neat and clean, first-class condition, including making all necessary repairs and replacements. Tenant shall further, at its own cost and expense, repair or restore any damage or injury to all or any part of the Building caused by Tenant or Tenant’s agents, employees, invitees, licensees, visitors or contractors, including but not limited to any repairs or replacements necessitated by (i) the construction or installation of improvements to the Premises by or on behalf of Tenant, (ii) the moving of any Property into or out of the Premises. If Tenant fails to make such repairs or replacements promptly, upon written notice to Tenant, Landlord may, at its option, make the repairs and replacements and the costs of such repairs or replacements shall be charged to Tenant as Additional Rent and shall become due and payable by Tenant with the monthly installment of Base Rent next due hereunder.

12.        Alterations and Improvements. Except for minor, decorative alterations which do not affect the Building structure or systems, are not visible from outside the Premises and do not cost in excess of $10,000.00 in the aggregate, Tenant shall not make or allow to be made any alterations, physical additions or improvements in or to the Premises without first obtaining in writing Landlord’s written consent for such alterations or additions, which consent may be granted or withheld in the sole, unfettered discretion of Landlord (if the alterations will affect the Building structure or systems or will be visible from outside the Premises), but which consent shall not be unreasonably withheld (if the alterations will not affect the

Building structure or systems and will not be visible from outside the Premises). Upon Landlord’s request, Tenant will furnish Landlord plans and specifications for any proposed alterations, additions or improvements and shall reimburse Landlord for its reasonable cost to review such plans. Any alterations, physical additions or improvements shall at once become the property of Landlord; provided, however, Landlord, at its option, may require Tenant to remove any alterations, additions or improvements (and/or any cabling installed by or on behalf of Tenant) in order to restore the Premises to the condition existing on the Commencement Date. Notwithstanding the foregoing to the contrary, the foregoing removal option shall not apply if at the time Tenant requested Landlord’s consent to such alterations, additions or improvements, Tenant delivered a notice to Landlord which included the phrase in bold type, “LANDLORD MUST RESPOND TO TENANT IN WRITING WHETHER OR NOT THE ALTERATIONS, ADDITIONS OR IMPROVEMENTS WHICH ARE THE SUBJECT OF THIS NOTICE MUST BE REMOVED IN ORDER TO RESTORE THE PREMISES TO THE CONDITION EXISTING ON THE COMMENCEMENT DATE”. Following receipt of such a notice from Tenant, Landlord shall indicate whether such alterations, additions or improvements will need to be removed at the expiration or earlier termination of this Lease, and Landlord shall be bound by such determination thereafter. All costs of any such alterations, additions or improvements shall be borne by Tenant. All alterations, additions or improvements must be made in a good, first-class, workmanlike manner and in a manner that does not unreasonably disturb other tenants (i.e., any loud work must be performed during non-business hours) and Tenant must maintain appropriate liability and builder’s risk insurance throughout the construction. Tenant does hereby indemnify and hold Landlord harmless from and against all claims for damages or death of persons or damage or destruction of property arising out of the performance of any such alterations, additions or improvements made by or on behalf of Tenant. Under no circumstances shall Landlord be required to pay, during the Term of this Lease and any extensions or renewals thereof, any ad valorem or Property tax on such alterations, additions or improvements, Tenant hereby covenanting to pay all such taxes when they become due. In the event any alterations, additions, improvements or repairs are to be performed by contractors or workmen other than Landlord’s contractors or workmen, any such contractors or workmen must first be reasonably approved, in writing, by Landlord. Landlord agrees to assign to Tenant any rights it may have against the contractor of the Premises with respect to any work performed by said contractor in connection with improvements made by Landlord at the request of Tenant.

13.        Operating Expenses.

(a)        Tenant agrees to reimburse Landlord throughout the Term, as Additional Rent hereunder for Tenant’s Share (as defined below) of the annual Operating Expenses (as defined below) in excess of the Operating Expenses for calendar year 2008 (hereinafter called the “Base Year Amount”). The term “Tenant’s Share” shall mean the percentage determined by dividing the rentable square footage of the Premises by the rentable square footage of the Building. If Tenant does not lease the Premises during the entire full calendar year in which the Term of this Lease commences or ends, Tenant’s Share of excess Operating Expenses for the applicable calendar year shall be appropriately prorated for the partial year, based on the number of days Tenant has leased the Premises during that year.

(b)        Operating Expenses shall be all those reasonable expenses of operating, servicing, managing, maintaining and repairing the Property, Building, all parking areas and related common areas (as well as an allocation of certain Project expenses, as reasonably allocated by Landlord to the Building and the other buildings in the Project) in a manner deemed by Landlord reasonable and appropriate and in the best interest of the tenants of the Building and in a manner consistent with first-class office buildings in Raleigh, North Carolina. Operating Expenses shall include, without limitation, the following:

(1)        All taxes and assessments, whether general or special, applicable to the Property and the Building, which shall include real and personal property ad valorem taxes, and any and all reasonable costs and expenses incurred by Landlord in seeking a reduction of any such taxes and assessments. However, Tenant shall not be obligated for taxes on the net income from the operation of the Building, unless there is imposed in the future a tax on rental income on the Building in lieu of the real Property ad valorem taxes, in which event such tax shall be deemed an Operating Expense of the Building.

(2)        Insurance premiums and commercially reasonable deductible amounts, including, without limitation, for commercial general liability, ISO Causes of Loss – Special Form (or equivalent) property, rent loss and other typical coverages carried by Landlord on the Building and Property (including terrorism insurance, if Landlord elects to carry it or is required to carry it by any lender).

(3)        All utilities, including, without limitation, water, power, heating, lighting, ventilation, sanitary sewer and air conditioning of the Building, but not including those utility charges actually paid by Tenant or other tenants of the Building.

(4)        Janitorial and maintenance expenses, including:

(i) Janitorial services and janitorial supplies and other materials used in the operation and maintenance of the Building;

(ii) The cost of maintenance and service agreements on equipment, window cleaning, grounds maintenance, pest control, security, trash and snow removal, and other similar services or agreements;

(5)        Management fees (or a charge equal to fair market management fees if Landlord provides its own management services) and the market rental value of a management office;

(6)        The costs, including interest, amortized over its useful life, of any capital improvement made to the Building by or on behalf of Landlord after the date of this Lease which is required under any governmental law or regulation (or any judicial interpretation thereof) that was not applicable to the Building as of the date of this Lease, and of the acquisition and installation of any device or equipment designed to improve the operating efficiency of any system within the Building or which is acquired to improve the safety of the Building or Project.

(7)        All services, supplies, repairs, replacements or other expenses directly and reasonably associated with servicing, maintaining, managing and operating the Building, including, but not limited to the lobby, vehicular and pedestrian traffic areas and other common use areas.

(8)        Wages and salaries of Landlord’s employees (not above the level of Building Manager) engaged in the maintenance, operation, repair and services of the Building, including taxes, insurance and customary fringe benefits.

(9)        Legal and accounting costs.

(10)        Costs to maintain and repair the Building and Property.

(11)        Landscaping and security costs unless Landlord hires a third party to provide such services pursuant to a service contract and the cost of that service contract is already included in Operating Expenses as described above.

(12)        The Building’s allocated share (as reasonably be determined by Landlord) of certain expenses which are incurred on a Project-wide basis including, without limitation, costs in connection with (i) landscaping, (ii) utility and road repairs, (iii) security, (iv) signage installation, replacement and repair and (v) taxes or assessments which are not assessed against a particular building or the parcel on which it is located. If the Property is covered by a declaration and/or an owners association and costs of the type described above are allocated to the Building by way of dues or costs charged or assessed under that declaration or by that association, those charges or dues shall be included in the Operating Expenses.

(c)        Landlord shall, on or before December 20 of each calendar year, provide Tenant a statement of the estimated monthly installments of Tenant’s Share of excess Operating Expenses increases which will be due for the upcoming calendar year. In the event Landlord has not provided Tenant with such statement prior to January 1 of any calendar year, Tenant shall continue to pay Tenant’s Share of excess Operating Expenses in the same amount as the previous calendar year, unless and until Landlord provides a statement of estimated monthly installments for the current calendar year. As soon as practicable after December 31 of each calendar year during the Term of this Lease, Landlord shall furnish to Tenant an itemized statement of the Operating Expenses within the Building for the calendar year then ended. Upon reasonable prior written request given not later than thirty (30) days following the date Landlord’s statement is delivered to Tenant, Landlord will provide Tenant detailed documentation to support the itemized statement. If Tenant does not notify Landlord of any objection to Landlord’s itemized statement within sixty (60) days of Landlord’s delivery thereof, Tenant shall be deemed to have accepted such statement as true and correct and shall be deemed to have waived any right to dispute the excess Operating Expenses due pursuant to that statement.

(i) Tenant shall pay to Landlord, together with its monthly payment of Base Rent as provided in Sections 3 and 4 hereinabove, as Additional Rent hereunder, the estimated monthly installment of Tenant’s Share of the excess Operating Expenses for the calendar year in question. At the end of any calendar year if Tenant has paid to Landlord an amount in excess of the actual Tenant’s Share of excess Operating Expenses for such calendar year, Landlord shall reimburse to Tenant any such excess amount (or shall apply any such excess amount to any amount then owing to Landlord hereunder, and if none, to the next due installment or installments of Additional Rent due hereunder, at the option of Landlord). At the end of any calendar year if Tenant has paid to Landlord less than the actual Tenant’s Share of excess Operating Expenses for such calendar year, Tenant shall pay to Landlord any such deficiency within thirty (30) days after Tenant receives the annual statement, and any reasonable supporting evidence if such evidence is requested in writing by Tenant.

(ii) For the calendar year in which this Lease terminates, and is not extended or renewed, the provisions of this Section shall apply, but Tenant’s Share for such calendar year shall be subject to a pro rata adjustment based upon the number of days prior to the expiration of the Term of this Lease. Tenant shall make monthly estimated payments of the prorata portion of Tenant’s Share for such calendar year (in the manner provided above) and when the actual prorated Tenant’s Share for such calendar year is determined Landlord shall send a statement to Tenant and if such statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year exceeded the actual prorated Tenant’s Share for such calendar year, Landlord shall include a check for that amount along with the statement. If the statement reveals that Tenant’s estimated payments for the prorated Tenant’s Share for such calendar year were less than the actual prorated Tenant’s Share for such calendar year, Tenant shall pay the shortfall to Landlord within thirty (30) days of the date Tenant receives Landlord’s statement.

(iii) If the Building is less than ninety-five percent (95%) occupied throughout any calendar year of the Term, then the actual Operating Expenses for the calendar year in question shall be increased to the amount of Operating Expenses which Landlord reasonably determines would have been incurred during that calendar year if the Building had been ninety-five percent (95%) occupied throughout such calendar year. If the provisions of this subsection are applied in any calendar year the Base Year Amount shall likewise be adjusted for the calendar year on which it is based.

(d)        Notwithstanding the foregoing, Tenant, at Tenant’s sole cost and expense, shall have the right to audit Landlord’s books, with respect to Operating Expenses only, provided all of the following conditions are met: (i) Tenant must provide written notice at least ten (10) business days prior to the day it desires to conduct the audit; (ii) the audit shall be conducted at Tenant’s sole expense during normal hours at Landlord’s office where the books are kept; (iii) the audit shall be conducted using Generally Accepted Accounting Principles and coordinated by Tenant’s central accounting personnel or by an independent and certified public accounting firm so long as such personnel or firm does not conduct such audits on a contingent fee basis; (iv) Tenant shall keep all information discovered in such audit confidential; (v) Tenant shall cause its central accounting personnel and public accounting firm to keep all information discovered in such audit confidential; (vi) Tenant may not audit any statement of Operating Expenses more than ninety (90) days after Landlord delivers the statement to Tenant and (vii) Tenant shall provide Landlord a report of the results of such audit. If Tenant audits Landlord’s books and either (i) Landlord agrees or (ii) a court or arbitration panel (if the parties elect to arbitrate) determines that Landlord overcharged Tenant for Operating Expenses for the period in question, then Landlord shall reimburse Tenant the amount of such overcharge within thirty (30) days after such agreement or determination. In the event Tenant’s audit discloses that Landlord undercharged Tenant for Operating Expenses for the period in question, then Tenant shall pay Landlord the amount of such undercharge within thirty (30) days after completion of the applicable audit. If Tenant audits Landlord’s books and either (i) Landlord agrees or (ii) a court or arbitration panel (if the parties elect to arbitrate) determines that Landlord overcharged Tenant for Operating Expenses for the period in question by more than 10% then, in addition to reimbursement from Landlord as aforesaid for any such excess, Landlord shall reimburse Tenant for the reasonable, actual and documented costs of such audit. If Tenant does not properly exercise the aforesaid right to audit, Tenant shall be deemed to have accepted such statement as true and correct and shall be deemed to have waived any right to dispute the excess Operating Expenses due pursuant to that statement. The pendency of Tenant’s audit hereunder does not stay Tenant’s obligation to pay Rent as set forth herein, with Tenant’s only remedy being the mechanism set forth in this Section 13,

14.        Landlord’s Failure to Give Possession. Notwithstanding the provisions of Section 2, hereof, Landlord shall not be liable for damages to Tenant for failure to deliver possession of the Premises to Tenant if such failure is due to no fault of Landlord, to the failure of any construction or remodeling of the Premises by Tenant to be completed or to the failure of any previous tenant to vacate the Premises. Subject to the foregoing, Tenant’s remedies for Landlord’s failure to deliver the Premises on or before the Commencement Date shall be limited to those remedies set forth in Section 2, hereof. Landlord will use commercially reasonable efforts to give possession to Tenant by the scheduled Commencement Date of the Term; provided, that Landlord shall be allowed to enter upon the Premises at any reasonable times following such scheduled Commencement Date as necessary to complete any punch list items, and so long as such entry is reasonable under the circumstances, such entry shall not constitute an actual or constructive eviction of Tenant, in whole or in part, nor shall it entitle Tenant to any abatement or diminution of rentals or relieve Tenant from any obligation under the Lease. If Landlord’s failure to do so is caused by the act of any previous tenant holding over, Landlord agrees to transfer to Tenant the right to prosecute in its own name any cause of action which Landlord may have against such tenant holding over, Tenant to hold for itself any recovery in such action, except for any amounts due Landlord as Rent hereunder.

15.        Acceptance and Waiver. Landlord shall not be liable to Tenant, its agents, employees, guests or invitees (and, if Tenant is an entity, its officers, agents, employees, guests or invitees) for any damage caused to any of them due to the Building or any part or appurtenances thereof being improperly constructed or being or becoming out of repair, or arising from the leaking of gas, water, sewer or steam pipes, from water rising from underground pipes or the ground, or from electricity, but Tenant, by moving into the Premises and taking possession thereof, shall accept, and shall be held to have accepted the Premises as suitable for the purposes for which the same are leased, and shall accept and shall be held to have accepted the Building and every appurtenances thereof, and Tenant by said act waives any and all defects therein; provided, however, that this Section shall not apply to any damages or injury caused by or resulting from the negligence or willful misconduct of Landlord.

16.        Signs. As part of the Work (as defined in Exhibit “B”, hereto), Landlord shall install a Building standard suite entry sign on the door to the Premises or adjacent to the entry to the Premises, and a Building standard name entry sign in the Building directory located in the lobby of the Building. Otherwise, Tenant shall not paint or place signs, placards, or other advertisement of any character upon the windows or inside walls of the Premises except with the consent of Landlord which consent may be withheld by Landlord in its absolute discretion, and Tenant shall place no signs upon the outside walls, common areas or the roof of the Building.

17.        Advertising. Landlord may advertise the Premises as being “For Rent” at any time following a default by Tenant which remains uncured and at any time within one hundred eighty (180) days prior to the expiration, cancellation or termination of this Lease for any reason and during any such periods may exhibit the Premises to prospective tenants.

18.        Removal of Fixtures. If Tenant is not in default hereunder, Tenant may, prior to the expiration of the Term of this Lease, or any extension thereof, remove any trade fixtures and equipment which it has placed in the Premises which can be removed without significant damage to the Premises, provided Tenant repairs all damages to the Premises caused by such removal.

19.        Entering Premises. Landlord may enter the Premises at reasonable hours provided that Landlord’s entry shall not unreasonably interrupt Tenant’s business operations and that prior notice is given when reasonably possible (and, if in the opinion of Landlord any emergency exists, at any time and without notice): (a) to make repairs, perform maintenance and provide other services described in Section 20 below (no prior notice is required to provide routine services) which Landlord is obligated to make to the Premises or the Building pursuant to the terms of this Lease or to the other premises within the Building pursuant to the leases of other tenants; (b) to inspect the Premises to see that Tenant is complying with all of the terms and conditions of this Lease and with the rules and regulations hereof; (c) to remove from the Premises any articles or signs kept or exhibited therein in violation of the terms hereof; (d) to ran pipes, conduits, ducts, wiring, cabling or any other mechanical, electrical, plumbing or HVAC equipment through the areas behind the walls, below the floors or above the drop ceilings; and (e) to exercise any other right or perform any other obligation that Landlord has under this Lease. Landlord shall be allowed to take all material into and upon the Premises that may be required to make any repairs, improvements and additions, or any alterations, so long as Landlord complies with the terms of this Lease, without in any way being deemed or held guilty of trespass and without constituting a constructive eviction of Tenant. The Rent reserved herein shall not abate while said repairs, alterations or additions are being made and Tenant shall not be entitled to maintain a set-off or counterclaim for damages against Landlord by reason of loss from interruption to the business of Tenant because of the prosecution of any such work. All such repairs, decorations, additions and improvements shall be done during ordinary business hours, or, if any such work is at the request of Tenant to be done during any other hours, the Tenant shall pay all overtime and other extra costs.

20.        Services.

(a) The normal business hours of the Building shall be from 8:00 A.M. to 6:00 P.M. on Monday through Friday, and 8:00 A.M. to 1:00 P.M. on Saturday, exclusive of traditional holidays reasonably designated by Landlord (“Building Holidays”). Initially and until further notice by Landlord to Tenant, the Building Holidays shall be: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving (and the day after Thanksgiving) and Christmas. Landlord shall furnish the following services as typical of a first-class office building in the same submarket as the Building during the normal business hours of the Building except as noted:

(i) Elevator service for passenger and delivery needs;

(ii) Air conditioning adequate to cool the Premises and heat adequate to warm the Premises, as determined by Landlord in its sole discretion and subject to governmental regulations;

(iii) Hot and cold running water for all restrooms and lavatories;

(iv) Soap, paper towels, and toilet tissue for public restrooms;

(v) Janitorial service Monday through Friday, in keeping with the standards generally maintained in similar office buildings in the Raleigh, North Carolina area;

(vi) Custodial, electrical and mechanical maintenance services are provided Monday through Friday;

(vii) Electric power for lighting and outlets not in excess of a total of 3 watts per useable square foot of the Premises at 100% connected load;

(viii) Replacement of Building standard lamps and ballasts as needed;

(ix) Repairs and maintenance as described in Section 10 of this Lease;

and

(x)    General management, including supervision, inspections, recordkeeping, accounting, leasing and related management functions.

(b)        The services provided in subparagraph (a) herein, and the amount of Rent prescribed herein are predicated on and are in anticipation of certain usage of the Premises by Landlord as follows:

(i) Air conditioning design is based on existing building and component capacities and outside temperatures.

(ii)    Tenant shall have no right to any services in excess of those provided herein. If Tenant uses services in an amount or for a period in excess of that provided for herein, then Landlord reserves the right to: upon written notice to Tenant, charge Tenant as Additional Rent hereunder a reasonable sum as reimbursement for the direct cost of such added services (plus a reasonable administrative charge with respect thereto); charge Tenant for the cost of any additional equipment or facilities or modifications thereto, necessary to provide the additional services; and/or to discontinue providing such excess services to Tenant. Landlord shall also have the right to charge Tenant a reasonable administrative charge if the electricity or water services for the Premises are separately metered. Notwithstanding the foregoing, however, Tenant may request HVAC services for hours outside of the Building’s normal business hours so long as such after-hours usage is typical of other tenants in the Building for incidental after-hours usage (and not a result of a formal “second” or “third” shifts), and shall reimburse Landlord for the cost of such after-hours service at a rate of $25.00 per hour per half-floor, subject to change based on increases in Landlord’s cost to so provide as uniformly adopted for the Building.

(c)        Landlord shall not be liable for any damages directly or indirectly resulting from the interruption in any of the services described above, nor shall any such interruption entitle Tenant to any abatement of Rent or any right to terminate this Lease. Landlord shall use all reasonable efforts to furnish uninterrupted services as required above.

(d)        Notwithstanding the foregoing, however, if any of the essential services (water, sanitary sewer, electrical, HVAC and elevator) to the Premises are interrupted, Tenant shall provide Landlord prompt written notice. If any of such essential services to the Premises are interrupted as a result of the negligence or willful misconduct of Landlord, its agents or employees, and the interruption renders all or a material portion of the Premises untenantable for a period of five (5) or more consecutive business days following Landlord’s receipt of the notice from Tenant as aforesaid (the “Service Interruption Period”), with Tenant actually discontinuing its operations in all or any such material portion of the Premises for the Service Interruption Period, the Base Rent due under this Lease shall be abated from the expiration of the Service Interruption Period until the service is restored, such abatement to be in proportion to the portion of the Premises that are so rendered untenantable. This abatement of Base Rent shall be Tenant’s sole remedy with respect to service interruptions.

21.        Indemnities. Tenant does hereby indemnify and save harmless Landlord against all claims for damages to persons or property which are caused anywhere in the Building or on the Property by the negligence or willful misconduct of Tenant, its agents or employees or which occur in the Premises (or arise out of actions taking place in the Premises) unless such damage is caused by the negligence or willful misconduct of Landlord, its agents, or employees. Landlord does hereby indemnify and hold Tenant harmless against all claims for damaged persons or property if caused by the negligence or willful misconduct of Landlord, its agents or employees. The indemnities set forth hereinabove shall include the obligation to pay reasonable expenses incurred by the indemnified party, including, without limitation, reasonable, actually incurred attorney’s fees. The indemnities contained herein do not override the waivers contained in Section 22(d) below.

22.        Tenant’s Insurance; Waivers.

(a)        Tenant further covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(i)        Commercial General and Umbrella Liability Insurance covering the Premises and Tenant’s use thereof against claims for personal injury or death and, property damage occurring upon, in or about the Premises, such insurance to be written on an occurrence basis (not a claims made basis), with a limit for each occurrence not less than $2,000,000 and to have general aggregate limits of not less than $3,000,000 for each policy year. The insurance coverage required under this Section 22(a)(i) shall, in addition, extend to Tenant’s contractual liability hereunder and to any liability of Tenant arising out of the indemnities provided for in Section 21 and, if necessary, the policy shall contain a contractual endorsement to that effect. The general aggregate limits under the Commercial General Liability insurance policy or policies must apply separately to the Premises and to Tenant’s use thereof (and not to any other location or use of Tenant) and, if necessary, such policy shall contain an endorsement to that effect. Commercial General Liability insurance shall be written on the current ISO occurrence form (or a substitute form providing, in Landlord’s reasonable discretion, equivalent or better coverage). The certificate of insurance evidencing the Commercial General Liability form of policy shall specify all endorsements required herein, shall name all additional insureds required by Section 22(b) below and shall specify on the face thereof that the limits of such policy applies separately to the Premises.

(ii)        Commercial all risk property insurance covering all of the items included in Tenant’s leasehold improvements, any heating, ventilating and air conditioning equipment maintained by Tenant, trade fixtures, merchandise and personal property from time to time in, on or upon the Premises, and alterations, additions or changes made by Tenant pursuant to Section 12, in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the ISO Special Causes of Loss-Special Form insurance policy (or substitute form providing, in Landlord’s reasonable discretion, equivalent or better coverage). The certificate of insurance evidencing such coverage which is delivered by Tenant pursuant to Section 22(b) below shall designate Landlord (as well as any mortgagee of Landlord and any other party reasonably designated by Landlord), as loss payee with respect to the Building all leasehold improvements, heating, ventilating and air conditioning equipment and all fixtures (other than Tenant’s trade fixtures, furniture, equipment and personal property).

(iii)        Workers’ Compensation and Employer’s Liability insurance affording statutory coverage and containing statutory limits with the Employer’s Liability portion thereof to have minimum limits of $500,000.00, including a waiver of subrogation rights against Landlord (as well as any mortgagee of Landlord and any other party reasonably designated by Landlord).

(iv)        Intentionally Omitted.

(b)        All policies of the insurance provided for in Section 22(a) shall be issued in form acceptable to Landlord by insurance companies with a rating and financial size of not less than A-X in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which Landlord’s Building is located. Each and every such policy:

(i)        shall name Landlord as an additional insured for liability policies (as well as any mortgagee of Landlord and any other party reasonably designated by Landlord) and the coverage in item (ii) shall name Landlord as loss payee as its interest may appear with respect to all leasehold improvements heating, ventilating and air conditioning equipment and fixtures (other than Tenant’s trade Fixtures, furniture, equipment and personal property).

(ii)        shall have a certificate of coverage issued for it and such a certificate thereof shall be delivered to each of Landlord and any such other parties in interest within thirty (30) days after execution of this Lease by Tenant, and thereafter within thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate. Renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent;

(iii)        shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and

(iv)        shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(c)        Any insurance provided for in Section 22(a) may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:

(i)        Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named on any liability policies as an additional insured thereunder as its interest may appear;

(ii)        the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance;

(iii)        any such policy or policies shall specify therein (or Tenant shall furnish Landlord with a written statement from the insurers under such policy specifying) the amount of the total insurance allocated to the Tenant’s improvements and property more specifically detailed in Section 22(a); and

(iv)        the requirements set forth in this Section 22 are otherwise satisfied.

(d)        Notwithstanding anything to the contrary set forth hereinabove, Landlord and Tenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction can be covered by all risk, ISO special causes of loss property insurance of the type described in Section 22(a)(ii) above. Each party shall also be responsible for the payment of any deductible amounts required to be paid under the applicable all risk, ISO special causes of loss property insurance, carried by the party whose property is damaged. These waivers shall apply if the damage would have been covered by a customary all risk, ISO special causes of loss property insurance policy, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by all risk, ISO special causes of loss property insurance of the type described in Section 22(a)(ii). Landlord and Tenant each shall cause their respective insurance carriers to waive subrogation against the other party with respect to property damage covered by the applicable all risk, ISO special causes of loss property insurance. If Landlord’s and/or Tenant’s insurance policies do not contain provisions to automatically waive all rights of subrogation against the other party with respect to property damage covered by the applicable all risk, ISO special causes of loss property insurance policy(ies), then such party agrees to provide copies of this Lease (and in particular, these waivers) to their respective insurance carriers and to require such insurance carriers to so waive all rights of subrogation against the other party.

(e)        Tenant acknowledges and agrees that any contractors (and subcontractors of any tier) hired by Tenant to do work in the Premises will be required to carry sufficient liability and worker’s compensation insurance coverage insuring the contractor (or subcontractor), Tenant and Landlord with terms equivalent to those specified in this Section 22, plus completed operations, including a waiver of subrogation rights against Landlord, Landlord’s lender and any other party reasonably designated by Landlord. Tenant shall provide certificates of such insurance satisfying the foregoing to Landlord prior to commencing any work in the Premises.

23.        Governmental Requirements. Tenant shall, at its own expense, promptly comply with all requirements of any legally constituted governmental or public authority made necessary by reason of Tenant’s occupancy of the Premises, including, without limitation, the Americans with Disabilities Act. Notwithstanding anything to the contrary set forth hereinabove, Tenant shall not be obligated to make alterations to the Premises to comply with any such governmental requirements to the extent such alterations were required on or before the date of this Lease, nor shall Tenant be obligated to make any alterations to comply with any such governmental regulations if such alterations are required after the date of this Lease, unless they are applicable to the Premises (i) because of Tenant’s unique or particular type of use (as opposed to being applicable to occupied space in general), or (ii) because of any special requirements relating to accommodations for individual employees, invitees and/or guests of Tenant, or (iii) as a result of any improvements, alterations, additions or improvements made by or on behalf of Tenant, as well as to the path of travel to any such altered area and the restrooms, telephones, and drinking fountains serving the altered area.

24.        Abandonment of Premises. Tenant agrees not to abandon or vacate the Premises during the Term of this Lease. If Tenant does abandon or vacate the Premises for more than ninety (90) days and fails to pay any Rent, Landlord may terminate this Lease, by written notice to Tenant at any time prior to Tenant reoccupying the Premises, but such termination shall not entitle Landlord to pursue any other remedies unless an uncured event of default then exists, in which case Landlord may pursue any and all remedies provided by this Lease, at law or in equity.

25.        Assignment and Subletting. Tenant may not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed by Landlord, assign this Lease or any interest hereunder, or sublet the Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. Landlord will be deemed reasonable in withholding, conditioning or delaying its consent to any such request based on: (i) the poor business reputation of the proposed assignee, sublessee or transferee; (ii) the poor financial condition of the proposed assignee, sublessee or transferee (for the purposes hereof, “poor financial condition” shall mean a “tangible net worth” (as defined in Section 44(c), hereof) of less than $3,000,000.00); (iii) the fact that the use of the proposed assignee, sublessee or transferee is not in keeping with the nature of the Building or may affect the marketability of the Building; (iv) the fact that proposed assignee, sublessee or transferee is an existing tenant of the Project, or is a prospective tenant with respect to space in the Project with which Landlord has been in contact; (v) the fact that the use contemplated by the proposed assignee, sublessee or transferee would violate an exclusive granted by Landlord to another tenant of the Project or otherwise; (vi) the fact that the proposed assignee, sublessee or transferee is a governmental subdivision or agency or any person or entity who enjoys diplomatic or sovereign immunity, (vii) the fact that the proposed assignee, sublessee or transferee is an entity or person (or is an affiliate of any such entity or person) with whom United States persons or entities are restricted from doing business under OFAC regulations or any anti-terrorism laws, such as the USA Patriot Act, and (viii) the fact that the assignment, sublease or other transfer will result in the Lease constituting a nonexempt, prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In the event that Tenant is a corporation or entity other than an individual, any transfer of a majority or controlling interest in Tenant (whether by stock transfer, merger, operation of law or otherwise) shall be not considered an assignment for purposes of this paragraph and shall not require Landlord’s prior written consent so long as such transfer (i) is to an Affiliate (as defined in the following paragraph) that has a “tangible net worth” (as defined in Section 44(c), hereof) equal to or greater than that of Tenant, (ii) is done in the ordinary course of Tenant’s business, and (iii) is not an attempt or subterfuge by Tenant to avoid the obligation to obtain Landlord’s consent to an assignment or subletting as required by this Section 25. Consent to one assignment or sublease shall not destroy or waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord. Tenant shall reimburse Landlord for its reasonable legal and administrative costs in reviewing any such proposed assignment or sublease. Subtenants or assignees shall become liable to Landlord for all obligations of Tenant hereunder, without relieving Tenant’s liability hereunder and, in the event of any default by Tenant under this Lease, Landlord may, at its option, but without any obligation to do so, elect to treat such sublease or assignment as a direct Lease with Landlord and collect rent directly from the subtenant. If Tenant desires to assign or sublease, Tenant must provide written notice to Landlord describing the proposed transaction in detail and providing all documentation (including detailed financial information for the proposed assignee or subtenant) reasonably necessary to let Landlord evaluate the proposed transaction. Landlord shall notify Tenant within fifteen (15) days of its receipt of such notice whether Landlord consents to the requested assignment or sublease. If Landlord fails to respond within such fifteen (15) day period, Landlord will be deemed not to have consented to the assignment or sublease. If Landlord does consent to any assignment or sublease request and the assignee or subtenant pays to Tenant an amount in excess of the Rent due under this Lease (after deducting Tenant’s reasonable, actual expenses in obtaining such assignment or sublease, amortized in equal monthly installments over the then remainder of the Term), Tenant shall pay 50% of such excess to Landlord as and when the monthly payments are received by Tenant.

Notwithstanding the foregoing to the contrary, but subject to compliance with all other provisions of this Lease (including, but not limited to, the “use” provisions hereof), Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, and the power to direct the management of, the relevant entity) (with any such entity being referred to herein as an “Affiliate”); provided, that (i) Landlord receives thirty (30) days’ prior written notice of such assignment or subletting, (ii) Tenant and any guarantor are not dissolved as a matter of law as a consequence of the assignment or subletting or at any time thereafter, (iii) the Affiliate remains an affiliate meeting the definition of “Affiliate” above for the duration of the subletting or the balance of the Term in the event of an assignment, (iv) the Affiliate assumes in writing (the form of which shall be subject to Landlord’s approval) all of Tenant’s obligations under this Lease, as amended from time to time, and the prior Tenant and any guarantor are not released from any of their respective obligations or liabilities under this Lease, as amended from time to time, or any guaranty delivered to Lender in connection with this Lease, (v) Landlord receives a fully executed copy of the assignment or sublease agreement between Tenant and Affiliate, (vi) the primary purpose of such assignment or sublet is for legitimate business reasons unrelated to this Lease, and the assignment or sublet is not a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on assignment and subletting contained herein, (vii) the Affiliate is not an entity or person (and is not an affiliate of any such entity or person) with whom United States persons or entities are restricted from doing business under OFAC regulations or any anti-terrorism laws, such as the USA Patriot Act, and (viii) the assignment, sublease or other transfer to the Affiliate will not result in the Lease constituting a nonexempt, prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Any attempted assignment or subletting in violation of the preceding sentence shall be voidable at Landlord’s option.

26.        Default. If Tenant shall default in the payment of Rent herein reserved when due and fails to cure such default within five (5) business days after written notice of such default is given to Tenant by Landlord; or if Tenant shall be in default in performing any of the terms or provisions of this Lease other than the provisions requiring the payment of Rent, and fails to cure such default within thirty (30) days after written notice of such default is given to Tenant by Landlord [or, if such default cannot be cured within thirty (30) days, Tenant shall not be in default if Tenant promptly commences and diligently proceeds the cure to completion as soon as possible and in all events within ninety (90) days]; or if Tenant is adjudicated a bankrupt in bankruptcy court; or if a permanent receiver is appointed for Tenant’s Property and such receiver is not removed within sixty (60) days after written notice from Landlord to Tenant to obtain such removal; or if, whether voluntarily or involuntarily, Tenant takes advantage of any debtor relief proceedings under any present or future law, whereby the Rent or any part thereof, is, or is proposed to be, reduced or payment thereof deferred; or if Tenant’s effects should be levied upon or attached and such levy or attachment is not satisfied or dissolved within thirty (30) days after written notice from Landlord to Tenant to obtain satisfaction thereof; or, if Tenant is an individual, in the event of the death of the individual and the failure of the executor, administrator or personal representative of the estate of the deceased individual to have assigned this Lease within three (3) months after the death to an assignee approved by Landlord; then, and in any of said events, Landlord, at its option, may exercise any or all of the remedies set forth in Section 27 below.

27.        Remedies. Upon the occurrence of any default set forth in Section 26 above which is not cured by Tenant within the applicable cure period provided therein, if any, Landlord may exercise all or any of the following remedies:

(a)        terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date specified in such notice and all rights of Tenant under this Lease shall expire and terminate as of such date, Tenant shall remain liable for all obligations under this Lease up to the date of such termination and Tenant shall surrender the Premises to Landlord on the date specified in such notice, and if Tenant fails to so surrender, Landlord shall have the right, without notice, to enter upon and take possession of the Premises and to expel and remove Tenant and its effects without being liable for prosecution or any claim of damages therefor;

(b)        terminate this Lease as provided in the immediately preceding subsection and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including without limitation, the then present value of (i) the total Rent which would have been payable hereunder by Tenant for the period beginning with the day following the date of such termination and ending with the Expiration Date of the term as originally scheduled hereunder, minus (ii) the aggregate reasonable rental value of the Premises for the same period (as determined by a real estate broker licensed in the State where the Property is located, who has at least ten (10) years experience, immediately prior to the date in question evaluating commercial office space, taking into account all relevant factors including, without limitation, the length of the remaining Term, the then current market conditions in the general area, the likelihood of reletting for a period equal to the remainder of the Term, net effective rates then being obtained by landlords for similar type space in similar buildings in the general area, vacancy levels in the general area, current levels of new construction in the general area and how that would affect vacancy and rental rates during the period equal to the remainder of the Term and inflation), plus (iii) the costs of recovering the Premises, and all other expenses incurred by Landlord due to Tenant’s default, including, without limitation, reasonable attorneys’ fees, plus (iv) the unpaid Rent earned as of the date of termination, plus interest, all of which sum shall be immediately due and payable by Tenant to Landlord;

(c)        without terminating this Lease, and without notice to Tenant, Landlord may in its own name, but as agent for Tenant enter into and take possession of the Premises and re-let the Premises, or a portion thereof, as agent of Tenant, upon any terms and conditions as Landlord may deem necessary or desirable (Landlord shall have no obligation to attempt to re-let the Premises or any part thereof). Upon any such re-letting, all rentals received by Landlord from such re-letting shall be applied first to the costs incurred by Landlord in accomplishing any such re-letting, and thereafter shall be applied to the Rent owed by Tenant to Landlord during the remainder of the term of this Lease and Tenant shall pay any deficiency between the remaining Rent due hereunder and the amount received by such re-letting as and when due hereunder;

(d)        allow the Premises to remain unoccupied and collect Rent from Tenant as it becomes due; or

(e)        pursue such other remedies as are available at law or in equity.

28.        Destruction or Damage.

(a)        If the Building or the Premises are totally destroyed by storm, fire, earthquake, or other casualty, or damaged to the extent that, in Landlord’s reasonable opinion the damage cannot be restored within one hundred eighty (180) days of the date Landlord provides Tenant written notice (the “Casualty Notice”) of Landlord’s reasonable estimate of the time necessary to restore the damage, or if the damage is not covered by standard ISO Causes of Loss – Special Form property insurance, or if the Landlord’s lender requires that the insurance proceeds be applied to its loan, both Landlord and Tenant shall have the right to terminate this Lease effective as of the date of such destruction or damage by written notice (“Casualty Termination Notice”) to the other party on or before thirty (30) days following Landlord’s Casualty Notice described in the next sentence, with Rent being accounted for as between Landlord and Tenant as of the date of such casualty. Landlord shall provide Tenant with the Casualty Notice within sixty (60) days following the date of the damage which shall include: (x) the estimated time needed to restore, (y) whether the loss is covered by Landlord’s insurance coverage (and if not, whether Landlord will otherwise fund the costs to restore the damage), (z) whether or not Landlord’s lender requires the insurance proceeds be applied to its loan.

(b)        If the Premises are damaged by any such casualty or casualties but Landlord and Tenant are not entitled to or do not terminate this Lease as provided in subparagraph (a) above, this Lease shall remain in full force and effect, Landlord shall notify Tenant in writing within sixty (60) days of the date of the damage that the damage will be restored (and will include Landlord’s good faith estimate of the date the restoration will be complete), in which case Rent shall abate as to any portion of the Premises which is not usable, and Landlord shall restore the Premises to substantially the same condition as before the damage occurred as soon as practicable, whereupon full Rent shall recommence.

(c)        Notwithstanding anything to the contrary contained herein, Landlord shall have no obligation to restore any item that is Tenant’s responsibility to insure under Section 22 hereof (other than any leasehold improvements, which Landlord will restore in accordance with the foregoing, to the extent Landlord actually receives insurance proceeds from Tenant or Tenant’s insurer to pay for such restoration), regardless of whether Tenant insures same, undertakes self insurance with respect to same or fails to maintain insurance with respect to same; Tenant shall bear the responsibility for prompt restoration of all such items.

29.        Eminent Domain. If the whole of the Building or Premises, or such portion thereof as will make the Building or Premises unusable in the reasonable judgment of Landlord for their intended purposes, is condemned or taken by any legally constituted authority for any public use or purpose, then in either of said events, Landlord may terminate this Lease by written notice to Tenant and the Term hereby granted shall cease from that time when possession thereof is taken by the condemning authorities, and Rent shall be accounted for as between Landlord and Tenant as of that date. If a portion of the Building or Premises is so taken, but not such amount as will make the Premises unusable in the reasonable judgment of Landlord for the purposes herein leased, or if Landlord elects not to terminate this Lease, this Lease shall continue in full force and effect and the Rent shall be reduced prorata in proportion to the amount of the Premises so taken. Tenant shall have no right or claim to any part of any award made to or received by Landlord for such condemnation or taking, and all awards for such condemnation or taking shall be made solely to Landlord. Tenant shall, however, have the right to pursue any separate award that does not reduce the award to which Landlord is entitled.

30.        Service of Notice. Except as otherwise provided by law, Tenant hereby appoints as its agent to receive the service of all dispossessory or distraint proceedings and notices thereunder, the person in charge of or occupying the Premises at the time of such proceeding or notice; and if no person be in charge or occupying the Premises, then such service may be made by attaching the same to the front entrance of the Premises.

31.        Mortgagee’s Rights.

(a)        Subject to the last sentence of this Section 31 (a), Tenant agrees that this Lease shall be subject and subordinate (i) to any mortgage, deed to secure debt or other security interest now encumbering the Property and to all advances which may be hereafter made, to the full extent of all debts and charges secured thereby and to all renewals or extensions of any part thereof, and to any mortgage, deed to secure debt or other security interest which any owner of the Property may hereafter, at any time, elect to place on the Property; (ii) to any assignment of Landlord’s interest in the leases and rents from the Building or Property (which includes this Lease) which now exist or which any owner of the Property may hereafter, at any time, elect to place on the Property; and (iii) to any Uniform Commercial Code Financing Statement covering the personal property rights of Landlord or any owner of the Property which now exists or any owner of the Property may hereafter, at any time, elect to place on the foregoing personal property (all of the foregoing instruments set forth in (i), (ii) and (iii) above being hereafter collectively referred to as “Security Documents”). Tenant agrees upon request of the holder of any Security Documents (“Holder”) to hereafter execute any reasonable documents which the counsel for Landlord or Holder may deem necessary to evidence the subordination of this Lease to the Security Documents. Notwithstanding anything to the contrary contained hereinabove, Tenant shall not be required to subordinate or to execute any subordination document, unless, following Tenant’s written request delivered to Landlord, the party seeking such subordination executes a document which includes a commercially reasonable non-disturbance agreement stating substantially that, so long as Tenant is not in default under this Lease, Tenant’s right to possession of the Premises shall not be disturbed.

(b)        In the event of a foreclosure pursuant to any Security Documents, Tenant shall at the election of the Holder, thereafter remain bound pursuant to the terms of this Lease as if a new and identical Lease between the purchaser at such foreclosure (“Purchaser”), as landlord, and Tenant, as tenant, had been entered into for the remainder of the Term hereof and Tenant shall attorn to the Purchaser upon such foreclosure sale and shall recognize such Purchaser as the Landlord under this Lease. Such attornment shall be effective and self-operative without the execution of any further instrument on the part of any of the parties hereto. Tenant agrees, however, to execute and deliver at any time and from time to time, upon the request of Landlord or of Holder, any reasonable instrument or certificate that may be necessary or appropriate in any such foreclosure proceeding or otherwise to evidence such attornment.

(c)        If the Holder of any Security Document or the Purchaser upon the foreclosure of any of the Security Documents shall succeed to the interest of Landlord under this Lease, such Holder or Purchaser shall have the same remedies, by entry, action or otherwise for the non-performance of any agreement contained in this Lease, for the recovery of Rent or for any other default or event of default hereunder that Landlord had or would have had if any such Holder or Purchaser had not succeeded to the interest of Landlord. Any such Holder or Purchaser which succeeds to the interest of Landlord hereunder, shall not be (a) liable for any act or omission of any prior Landlord (including Landlord); or (b) subject to any offsets or defenses which Tenant might have against any prior Landlord (including Landlord); or (c) bound by any Rent which Tenant might have paid for more than the current month to any prior Landlord (including Landlord); or (d) bound by any amendment or modification of this Lease made without its consent.

(d)        Tenant hereby acknowledges that if the interest of Landlord hereunder is covered by an assignment of Landlord’s interest in Lease, Tenant shall pay all Rent due and payable under this Lease directly to the Holder of the assignment of Landlord’s interest in Lease upon notification of the exercise of the rights thereunder by the Holder thereof, and Tenant shall be able to rely on such notice if so provided.

(e)        Notwithstanding anything to the contrary set forth in this Section 31, the Holder of any Security Documents shall have the right, at any time, to elect to make this Lease superior and prior to its Security Document. No documentation, other than written notice to Tenant, shall be required to evidence that this Lease has been made superior and prior to such Security Documents, but Tenant hereby agrees to execute any documents reasonably requested by Landlord or Holder to acknowledge that this Lease has been made superior and prior to the Security Documents.

32.        Tenant’s Estoppel. Tenant shall, from time to time, upon not less than ten (10) days prior written request by Landlord, execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full Force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which the Rent has been paid, that Tenant, is not in default hereunder and has no offsets or defenses against Landlord under this Lease, whether or not to the best of Tenant’s knowledge Landlord is in default hereunder (and if so, specifying the nature of the default), and other factual matters reasonably requested by Landlord, it being intended that any such statement delivered pursuant to this paragraph may be relied upon by a prospective purchaser of Landlord’s interest or by a mortgagee of Landlord’s interest or assignee of any security deed upon Landlord’s interest in the Premises.

33.        Attorney’s Fees and Homestead. If Tenant fails to pay any Rent or other sum due and owing under this Lease, and such sum is thereafter collected by or through an attorney at law, then, in addition to such sums, Tenant shall also pay Landlord’s reasonable attorneys’ fees incurred in such collection. Further, should either party to this Lease institute any action or proceeding in court to enforce any provision hereof or for damage by reason of alleged breach of any provisions of this Lease, and/or any appeal therefrom, the prevailing party shall be entitled to receive from the losing party such amount as the court may adjudge to be reasonable attorneys’ fees for the services rendered the party finally prevailing in any such action or proceeding. A recovery of attorneys’ fees by Landlord against Tenant under the foregoing sentence shall include, but shall not duplicate, the recovery by Landlord against Tenant of its reasonable attorneys’ fees and other reasonable costs of collection permitted under the first sentence of this Paragraph. Tenant waives all homestead rights and exemptions which he may have under any law against any obligations owing under this Lease and Tenant hereby assigns to Landlord his homestead and exemption.

34.        Parking. No rights to specific parking spaces are granted under this Lease; however, subject to Landlord’s rights pursuant to the remainder of this Section 34, Tenant shall be entitled to use up to 3.7 spaces per each 1,000 rentable square feet of space in the Premises (the “Parking Ratio”) in the parking facilities located on the Property. All parking spaces provided to Tenant shall be unreserved and are to be used by Tenant, its employees and invitees in common with the other tenants of the Building and their employees and invitees. Landlord reserves the right to build improvements upon, reduce the size of, relocate, reconfigure, eliminate, and/or make alterations or additions to such parking facilities at any time. The use of the parking spaces is provided by Landlord to Tenant without additional charge. Notwithstanding the foregoing, however, three (3) of the parking spaces included within the Parking Ratio (but not in addition to the Parking Ratio) shall be designated by Landlord as “reserved” for Tenant’s use upon written request of Tenant at the current rate of $15.00 per month per space (which rate may be reasonably increased by Landlord from time to time), with Landlord having no obligation for policing the use of such reserved spaces beyond Landlord’s standard practices from time to time for the parking facilities in the ordinary course of Landlord’s operation of the Building.

35.        Storage. If Landlord makes available to Tenant any storage space outside the Premises, anything stored therein shall be wholly at the risk of Tenant, and Landlord shall have no responsibility or liability for the items stored therein.

36.        Waste Disposal.

(a)        All normal trash and waste (i.e., waste that does not require special handling pursuant to subparagraph (b) below) shall be disposed of through the janitorial service.

(b)        Tenant shall be responsible for the removal and disposal of any waste deemed by any governmental authority having jurisdiction over the matter to be hazardous or infectious waste or waste requiring special handling, such removal and disposal to be in accordance with any and all applicable governmental rules, regulations, codes, orders or requirements. Tenant agrees to separate and mark appropriately all waste to be removed and disposed of through the janitorial service pursuant to (a) above and hazardous, infectious or special waste to be removed and disposed of by Tenant pursuant to this subparagraph (b). Tenant hereby indemnifies and holds harmless Landlord from and against any loss, claims, demands, damage or injury Landlord may suffer or sustain as a result of Tenant’s failure to comply with the provisions of this subparagraph (b).

37.        Surrender of Premises. Whenever under the terms hereof Landlord is entitled to possession of the Premises, Tenant at once shall surrender the Premises and the keys thereto to Landlord in the same condition as on the Commencement Date hereof, natural wear and tear and casualty only excepted, and Tenant shall remove all of its personalty therefrom and shall, if directed to do so by Landlord pursuant to the provisions of Section 12, hereof, remove all improvements (and/or any cabling installed by or on behalf of Tenant) and restore the Premises to its original condition prior to the construction of any improvements which have been made therein by or on behalf of Tenant, including any improvements made prior to the Commencement Date. If Tenant fails to remove any of Tenant’s personal property on or before the expiration or earlier termination of this Lease, or Tenant’s right to possession hereunder, Landlord, at Tenant’s sole cost and expense, shall be entitled to re-enter the Premises and remove and/or store such personal property, using such force as may be necessary without being guilty of forcible entry, detainer, trespass or other tort, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all reasonable expenses caused by such removal and all storage charges against such property so long as the same shall be in possession of Landlord or under the control of Landlord. In addition, if Tenant fails to remove any such personal property from the Premises or storage, as the case may be, within ten (10) days after written notice from Landlord, Landlord at its option, may deem all or any part of such personal property to have been abandoned by Tenant and title thereof shall immediately pass to Landlord under this Lease as by a bill of sale Tenant’s obligation to observe or perform these covenants shall survive the expiration or other termination of the Term of this Lease. If the last day of the Term of this Lease or any renewal falls on Sunday or a legal holiday, this Lease shall expire on the business day immediately preceding.

38.        Cleaning Premises. Upon vacating the Premises, Tenant agrees to return the Premises to Landlord broom clean and in the same condition when Tenant’s possession commenced, natural wear and tear excepted, regardless of whether any Security Deposit (as defined in Section 44 below) has been forfeited.

39.        No Estate In Land. This contract shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord; Tenant has only a usufruct, not subject to levy or sale, and not assignable by Tenant except with Landlord’s consent.

40.        Cumulative Rights. All rights, powers and privileges conferred hereunder upon the parties hereto shall be cumulative but not restrictive to those given by law.

41.        Paragraph Titles; Severability. The paragraph titles used herein are not to be considered a substantive part of this Lease, but merely descriptive aids to identify the paragraph to which they refer. Use of the masculine gender includes the feminine and neuter, and vice versa, where necessary to impart contextual continuity. If any paragraph or provision herein is held invalid by a court of competent jurisdiction, all other paragraphs or severable provisions of this Lease shall not be affected thereby, but shall remain in full force and effect.

42.        Damage or Theft of Personal Property. All personal property brought into the Premises shall be at the risk of the Tenant only and Landlord shall not be liable for theft thereof or any damage thereto occasioned by any acts of co-tenants, or other occupants of the Building, or any other person, except, with respect to damage to the Premises, as may be occasioned by the negligent or willful act of the Landlord, its employees and agents.

43.        Holding Over. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or of any renewal term, with Landlord’s written consent, Tenant shall be a tenant at will and such tenancy shall be subject to all the provisions hereof, except that the monthly rental shall be 150% of the monthly Base Rent payable hereunder upon such expiration of the Term hereof, or of any renewal term. In the event Tenant remains in possession of the Premises after the expiration of the Term hereof, or any renewal term, without Landlord’s written consent, Tenant shall be a tenant at sufferance and may be evicted by Landlord without any notice, but Tenant shall be obligated to pay rent for such period that Tenant holds over without written consent at the same rate provided in the previous sentence and shall also be liable for any and all other damages Landlord suffers as a result of such holdover including, without limitation, the loss of a prospective tenant for such space. There shall be no renewal of this Lease by operation of law or otherwise. Nothing in this Section shall be construed as a consent by Landlord for any holding over by Tenant after the expiration of the Term hereof, or any renewal term.

44.       Security Deposit.

(a)        Tenant shall pay Landlord the sum of Seventy-seven Thousand Eighty and No/100 Dollars ($77,080.00) (hereinafter referred to as “Security Deposit”) as evidence of good faith on the part of Tenant in the fulfillment of the terms of this Lease, which shall be held by the Landlord during the Term of this Lease, and any renewal thereof. Landlord shall promptly place the Security Deposit in an interest-bearing time deposit account or market rate account with no penalty for early withdrawal, as selected by Landlord (similar to the accounts in which Landlord deposits other security deposits) with a nationally-recognized and FDIC-insured financial institution, for the benefit of Tenant (except as expressly set forth herein to the contrary). All interest reports shall be mailed to Tenant at the Premises. Notwithstanding the foregoing, however, Tenant acknowledges and agrees that (i) Landlord shall not be obligated to provide any minimum (or any) return on the Security Deposit, (ii) any risk of loss on such funds on deposit shall be borne by Tenant, and (iii) Landlord shall have no liability for the selection of a depository institution to hold the Security Deposit or for any act or omission of such depository institution or for any loss or impairment of the Security Deposit or other funds of Tenant that are subject to this Agreement. Unless applied to any amount owing to Landlord hereunder (as discussed hereinbelow), Landlord shall disburse any interest earned to date on the Security Deposit upon return of any portion of the Security Deposit to Tenant (including any return provided for in subsection 44(c), below). Notwithstanding the foregoing, however, following a default by Tenant beyond and applicable notice and cure period or Tenant’s failure to otherwise satisfy any of its obligations under this Lease, the Security Deposit (including any interest accrued thereon) may be used by Landlord, at its discretion, to apply to any amount owing by Tenant to Landlord hereunder, or to pay the expenses of repairing any damage to the Premises, the payment for which Tenant is responsible pursuant to the terms of this Lease, except natural wear and tear occurring from normal use of the Premises, which exists on the day Tenant vacates the Premises, but this right shall not be construed to limit Landlord’s right to recover additional sums from Tenant for damages to the Premises. Following any such application of the Security Deposit (and interest accrued thereon), and subject to the provisions of subsection 44(c), below, Tenant shall pay to Landlord on demand, in immediately available funds, the amount so applied in order to restore the Security Deposit to its amount prior to such application. If there are no payments to be made from the Security Deposit as set out in this paragraph, or if there is any balance of the Security Deposit (including any interest accrued thereon) remaining after all payments have been made, the Security Deposit (including any interest accrued thereon), or such balance thereof remaining, will be refunded to the Tenant within thirty (30) days after fulfillment by Tenant of all obligations hereunder. In no event shall Tenant be entitled to apply the Security Deposit (or any interest accrued thereon) to any Rent due hereunder. Upon sale or conveyance of the Building, Landlord may transfer or assign the Security Deposit (including any interest accrued thereon) to any new owner of the Premises, and upon such transfer all liability of Landlord for the Security Deposit (including any interest accrued thereon) shall terminate.

(b)        In lieu of a Security Deposit in immediately available funds, Tenant may deliver to Landlord a standby, clean, unconditional, irrevocable and transferable letter of credit in the full amount of the Security Deposit and deemed to be the Security Deposit hereunder (subject to the provisions of subsection 44(a) above), naming Landlord as beneficiary, issued by a national commercial banking association acceptable to Landlord from time to time, permitting partial or full draws thereon, at the option of Landlord, and otherwise in form reasonably acceptable to Landlord. Tenant shall from time to time cause its letter of credit to be renewed no later than 90 days prior to any expiration date thereof so that the letter of credit remains in effect for 90 days after the scheduled expiration date of the Term or any renewal term. The term of the letter of credit shall commence as of or prior to the date of delivery thereof to Landlord and shall expire no earlier than one (1) year thereafter. The letter of credit shall further provide that it will be automatically renewed for successive periods of one (1) year each without any other action by the Landlord or the issuer, thereof through the period ending 90 days after the scheduled expiration date of the Term or any renewal term. If the issuer thereof notifies Landlord that the letter of credit will not be automatically renewed at the end of the then current term thereof and/or in the event Tenant fails timely to renew its letter of credit or to post a full cash Security Deposit, then Landlord shall have the right to draw thereon, and retain the amounts so drawn as a cash Security Deposit. Landlord may draw upon the letter of credit, in whole or in part, and apply the proceeds thereof on the terms and conditions of subsection 44(a) above. The letter of credit (and any replacements thereof) shall be: (i) made payable to Landlord and expressly transferable and assignable at no charge, which transfer/assignment shall be conditioned only upon delivery of notice to the issuer of the letter of credit (or replacement thereof); and (ii) payable upon presentation to a local branch (or facsimile transmission to a branch located in the United States) of the issuer of a simple sight draft or certificate stating only that Landlord is entitled to draw on the letter of credit pursuant to this Lease. Any failure or refusal of the issuer to so honor the letter of credit shall be at Tenant’s sole risk, shall not relieve Tenant of its obligations hereunder with respect to the Security Deposit, and Tenant shall immediately provide a replacement letter of credit or other funds to serve as the Security Deposit. Tenant hereby irrevocably appoints Landlord its true and lawful attorney-in-fact, such power of attorney being coupled with an interest, with full power of substitution, to do any one or more of the following in its sole discretion upon the occurrence of an event of default under this Lease: (1) demand, collect, receive, sue for, compound and give acquittance for any and all amounts which may be or become due or payable with respect to the letter of credit and all funds evidenced thereby, (2) execute any and all withdrawal receipts or others orders for the payment of money drawn from the letter of credit, (3) endorse the name of Tenant on all commercial paper given in payment or in partial payment of the letter of credit, (4) file any claim or institute any proceeding with respect to the letter of credit, (5) transfer the letter of credit into the name of Landlord or its nominee, and (6) take any other action which Landlord may deem necessary or appropriate to protect and preserve the right, title, and interest of Landlord under this Lease. To further secure Tenant’s obligations under this Lease, Tenant hereby pledges to Landlord, and grants to Landlord a security interest in, the letter of credit, and all renewals and replacements thereof, and proceeds therefrom. Tenant shall cause the letter of credit to be amended from time to time upon written request of Landlord to change the address to which notices to Landlord are to be sent and/or to change the identity of persons or addresses to whom or which courtesy copies of notices to Landlord are to be sent. If the letter of credit is lost, mutilated, stolen or destroyed, Tenant shall cooperate with Landlord’s efforts to cause the issuer thereof to cancel the lost, mutilated, stolen or destroyed letter of credit and to replace such letter of credit. Any replacement letter(s) of credit shall be subject to compliance with, and all the conditions of, the foregoing subsection.

(c)        As of each Burn Off Date (as hereinafter defined), so long as (i) no default has occurred and continued beyond the expiration of any applicable notice and cure periods, and (ii) Tenant’s tangible net worth (as used herein, “tangible net worth” is defined as the excess of the value of tangible assets (i.e., assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities), as reasonably determined by Landlord, is greater than $5,000,000.00, then:

(i) if the Security Deposit is then held in cash, then to the extent previously deposited with Landlord in accordance with this Section 44, any portions of the Security Deposit (including any interest accrued thereon) in excess of the corresponding Security Deposit Balance (as hereinafter defined) shall be returned by Landlord to Tenant; or

(ii) if the Security Deposit is then held in the form of a letter of credit, then Tenant shall deposit with Landlord either cash or a replacement letter of credit satisfying the conditions of subsection 44(b), above, equal to the corresponding Security Deposit Balance, and upon receipt of such cash or replacement letter of credit, Landlord shall return to Tenant any old letter of credit held pursuant to this Section 44.

Upon the satisfaction of the foregoing, the Security Deposit held hereunder, after the applicable Burn Off Date, shall thereafter be deemed to be the corresponding Security Deposit Balance. In the event any of the foregoing conditions to the return of such portion of the Security Deposit are not met on any Burn Off Date, Landlord shall not be obligated to return any portion of the Security Deposit in accordance with the foregoing on the applicable Burn Off Date, and the amount of the Security Deposit shall not be reduced in accordance with the foregoing but shall be deemed to be the then current Security Deposit Balance until the next Burn Off Date, if any, and if not, for the balance of the Term as of the last Burn Off Date, without further reduction on any future Burn Off Date. By way of example only, if Tenant fails to meet the foregoing conditions on the April 1, 2010 Burn Off Date, then there shall be no reduction on such date, but if, on the May 1, 2010 Burn Off Date, Tenant does meet all the conditions then the Security Deposit Balance shall be reduced to $64,233.33 on such Burn Off Date, and if Tenant meets the conditions again on the April 1, 2011 Burn Off Date, the Security Deposit Balance shall be reduced to $51,386.67 on such date and so forth.

The terms “Burn Off Date” and “Security Deposit Balance” shall have the meaning set forth below in the following chart:

Burn Off Date	Security Deposit Balance
April 1, 2010	$64,233.33
May 1, 2010	$51,386.67
April 1, 2011	$38,539.99
April 1, 2012	$25,693.32
May 1, 2012	$12,846.66

The Security Deposit Balance as of May 1, 2012 shall be the Security Deposit for the remainder of the Term.

45.        Tenant Finishes. The Work Letter attached hereto as Exhibit “B”, is hereby made a part of this Lease, and its provisions shall control in the event of a conflict with the provisions contained in this Lease.

46.        Rules and Regulations. The rules and regulations in regard to the Building, annexed hereto, and all reasonable rules and regulations which Landlord may hereafter, from time to time, adopt and promulgate for the government and management of said Building, are hereby made a part of this Lease and shall, during the said term, be observed and performed by Tenant, his agents, employees and invitees.

47.        Quiet Enjoyment. Tenant, upon payment in full of the required Rent and full performance of the terms, conditions, covenants and agreements contained in this Lease, shall peaceably and quietly have, hold and enjoy the Premises during the term hereof. Landlord shall not be responsible for the acts or omissions of any other tenant, Tenant or third party that may interfere with Tenant’s use and enjoyment of the Premises.

48.        Entire Agreement. This Lease contains the entire agreement of the parties and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

49.        Limitation of Liability. Landlord’s obligations and liability with respect to this Lease shall be limited solely to Landlord’s interest in the Building, as such interest is constituted from time to time, and neither Landlord, nor any partner or member of Landlord, nor any officer, director, shareholder or employee of Landlord, its partners and/or members, shall have any personal liability whatsoever with respect to this Lease. No owner of the Property, whether or not named herein, shall have liability hereunder to the extent arising or accruing after it ceases to hold title to the Property.

50.        Submission of Agreement. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to acquire a right of entry. This Lease is not binding or effective until execution by and delivery to both Landlord and Tenant.

51.        Authority. If Tenant executes this Lease as a corporation, limited partnership, limited liability company or any other type of entity, each of the persons executing this Lease on behalf of Tenant does hereby personally represent and warrant that Tenant is a duly organized and validly existing corporation, limited partnership, limited liability company or other type of entity, that Tenant is qualified to do business in the State of North Carolina, that Tenant has full right, power and authority to enter into this Lease, and that each person signing on behalf of Tenant is authorized to do so. In the event any such representation and warranty is false, all persons who execute this Lease shall be individually, jointly and severally, liable as Tenant. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties.

52.        Relocation. Intentionally Omitted.

53.        Broker Disclosure. Jones Lang LaSalle, a real estate broker licensed in the State of North Carolina, has acted as agent for Tenant in this transaction and is to be paid a commission by Landlord pursuant to a separate agreement. Tenant represents that it has dealt with no broker other than the broker(s) identified herein. Tenant agrees that, if any other broker makes a claim for a commission based upon the actions of Tenant, Tenant shall indemnify, defend and hold Landlord and Landlord’s broker harmless from any such claim.

54.        Notices. Any notice which is required or permitted to be given by either party under this Lease shall be in writing and must be given only by certified mail, return receipt requested, by hand delivery or by nationally recognized overnight courier service at the addresses set forth below. Any such notice shall be deemed given on the date sent or deposited for delivery in accordance with one of the permitted methods described above. The time period for responding to any such notice shall begin on the date the notice is actually received, but refusal to accept delivery or inability to accomplish delivery because the party can no longer be found at the then current notice address, shall be deemed receipt. Either party may change its notice address by notice to the other party in accordance with the terms of this Section 54. The following are the initial notice addresses for each party:

Landlord’s Notice Address:	Prudential Real Estate Investors 180 N Stetson Suite 3275 Chicago, IL 60601 Attention: PRISA Asset Manager

With a copy to:	The Prudential Insurance Company of America Arbor Circle South 8 Campus Drive Parsippany, New Jersey 07054 Attention: Legal Department

With a copy to:	Dominion Realty Partners LLC 8601 Six Forks Road, Suite 270 Raleigh, NC 27615 Attention: Forum

Tenant’s Notice Address:	At the Premises

55.        Force Majeure. In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond either party’s control (a “force majeure event”) which results in the Landlord or Tenant being unable to timely perform its obligations hereunder to repair the Premises, provide services, or complete Work (as provided in Exhibit “B”), so long as such party diligently proceeds to perform such obligations after the end of the force majeure event, such party shall not be in breach hereunder, and this Lease shall not terminate, but in no event shall Tenant’s obligation to pay any Base Rent, additional rent, or any other charges and sums due and payable be excused,

56.        Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State in which the Premises are located.

57.        Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

58.        Anti-Terrorism Representation.

a.        Tenant is not, and shall not during the Term become, a person or entity with whom Landlord is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H. r. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti- Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”).

b.        To the best of its knowledge, Tenant is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises, the Building or the Property. Tenant will not in the future during the Term of this Lease engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises, the Building or the Property.

c.        Tenant’s breach of any representation or covenant set forth in this Section shall constitute a breach of this Lease on behalf of Tenant, entitling Landlord to any and all remedies hereunder, or at law or in equity.

59.        ERISA. It is understood that from time to time during the Term, Landlord may be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and as a result may be prohibited by law from engaging in certain transactions. Tenant represents and warrants to the best of its knowledge after due inquiry that at the time this Lease is entered into and at any time thereafter when its terms are amended or modified, neither Tenant nor its affiliates (within the meaning of part V(c) of Department of Labor Prohibited Transaction Class Exemption 84-14 (“PTE 84-14”), as amended) has the authority to appoint or terminate The Prudential Insurance Company of America (“Prudential”) as an investment manager to any employee pension benefit plan then holding an interest in the Prudential insurance company separate account PRISA I, nor the authority to negotiate the terms of any management agreement between Prudential and any such employee pension benefit plan for its investment in PRISA I. Further, Tenant is not “related” to Prudential within the meaning of part V(h) of PTE 84-14.

60.        Special Stipulations. The Special Stipulations, if conflicting, if any, attached hereto as Exhibit “D” are modifications to the terms of this Lease and such Special Stipulation shall control in the event of any conflict with the other provisions of this Lease or any exhibits hereto.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seals, the day and year first above written.

LANDLORD:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: Dominion Realty Partners LLC,
a North Carolina limited liability company, agent
for owner

Date Executed by Landlord: 11-30-07		By:	/s/ Alex B Andrews
		Name:	Alex B Andrews
		Title:	Authorized Signatory

(CORPORATE SEAL)

TENANT:

DARA BIOSCIENCES, INC., a Delaware corporation

Date Executed by Tenant: 11-29-07	By:		/s/ Richard A. Franco
		Name:	RICHARD A. FRANCO
		Title:	CHAIRMAN, CEO

(CORPORATE SEAL)

RULES AND REGULATIONS

1.        Hallway doors to the Premises opening into common areas or public corridors shall have no signs, door hardware, kickplates or other fixtures attached thereto unless approved in writing by Landlord and shall be kept closed at all times except for those limited periods when actually used for entry to and exit from the Premises. No awnings, curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with any window or door of the Premises without the prior consent of the Landlord, including approval by the Landlord of the quality, type, design, color and manner of attachment. In the event of any breach of the foregoing, Landlord may remove the applicable item, and Tenant agrees to pay the reasonable cost and expense of such removal.

2.        Tenant agrees that its use of electrical current shall never exceed Tenant’s share of the capacity of existing feeders, risers or wiring installation. Any wires and wiring installed by or on behalf of Tenant within any riser of the Building shall be subject to compliance with the terms of this Lease and shall be bundled together within such riser and a tag shall be placed on such bundle at each floor of the Building identifying the floor(s) served by each bundle and the name and telephone number of a representative of Tenant to contact in the case of an emergency. Furthermore, all wiring and cabling work shall be done only by contractors approved in advance by Landlord and Landlord shall have the right to have all such work supervised by Building engineering/maintenance personnel. The electric current shall not be used for power in excess of general office requirements or for heating, unless written permission to do so shall first have been obtained from Landlord or its representatives in writing and at an agreed cost to Tenant. The use of space heaters is prohibited.

3.        Tenant shall not do or permit to be done in or about the Premises or Building anything which shall increase the rate of insurance on said Building or obstruct or interfere with the rights of other lessees of Landlord or annoy them in any way, including, but not limited to, using any musical instrument, making loud or unseemly noises, or singing, etc. Tenant shall not do or permit to be done in the Premises anything, or bring or keep anything therein, which would conflict with the laws relating to fires, or with the regulations of the applicable Fire Department, or conflict with any of the rules and ordinances of the applicable Board of Health.

4.        The Premises shall not be used for storage of merchandise held for sale to the general public. The Premises shall not be used for sleeping or lodging. No cooking or related activities shall be done or permitted by Tenant in the Premises except with permission of Landlord. Tenant will be permitted to use for its own employees within the Premises a small microwave oven and Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations, and provided that such use shall not result in the emission of odors from the Premises. No vending machines of any kind will be installed, permitted or used on any part of the Premises without the prior consent of Landlord. No part of said Building or Premises shall be used for gambling, immoral or other unlawful purposes. No intoxicating beverage shall be sold in said Building or Premises. No area outside of the Premises shall be used for storage purposes at any time.

5.        No painting shall be done, nor shall any alterations be made to any part of the Building or the Premises by putting up or changing any partitions, doors or windows, nor shall there be any nailing, boring or screwing into the woodwork or plastering, except that required for Tenant’s customary artwork, nor shall any connection be made in the electric wires or gas or electric fixtures, without the consent in writing on each occasion of Landlord and subject to compliance with the provisions of this Lease. All glass, locks and trimmings in or upon the doors and windows of the Building shall be kept whole and, when any part thereof shall be broken by Tenant or Tenant’s agent, invitees, employees, affiliates, visitors or contractors, the same shall be immediately replaced or repaired by Tenant, subject to compliance with the provisions of this Lease, and put in order under the direction and to the satisfaction of Landlord, or its agents, and shall be kept whole and in good repair. Tenants shall not injure, overload, or deface the Building, the woodwork or the walls of the Premises, nor carry on or upon the Premises any noxious, noisy or offensive business.

6.        No birds or animals of any kind shall be brought into the Building (other than trained assist dogs required to be used by the visually impaired). No bicycles, motorcycles or other motorized vehicles shall be brought into the Building other than motorized wheelchairs.

7.        The parking garage (or parking lots), elevators, lobbies, restrooms, courts, vestibules, paths, walkways, sidewalks, entrances, stairways, landings, corridors, and halls of the Premises, the Building and the Property shall not be obstructed or used for any purpose other than ingress and egress and Landlord shall in all cases retain the right to control and prevent access to the Premises, the Building and the Property by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building; provided, however, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the conduct of its business within the Premises (such as clients, customers, office suppliers and equipment vendors, and the like) unless such persons are engaged in illegal activities. Neither Tenant nor any employee of Tenant shall go upon the roof of the Building without the prior written consent of Landlord.

8.        Toilets, wash basins and sinks shall not be used for any purpose other than those for which they were constructed, and no sweeping, rubbish, or other obstructing or improper substances shall be thrown therein. Any damage resulting to them, or to heating apparatus, from misuse by Tenant or its employees, shall be borne by Tenant.

9.        Upon occupancy, tenant will be furnished with a sufficient number of keys or access cards (as applicable) to its Premises for all of Tenant’s employees. Landlord may make a reasonable charge for any additional keys or cards to replace any that are lost. No additional lock, latch or bolt of any kind shall be placed upon any door nor shall any changes be made in existing locks without written consent of Landlord and Tenant shall in each such case furnish Landlord with a key for any such lock. At the expiration or earlier termination of this Lease, Tenant shall return to Landlord all keys or access cards furnished to Tenant by Landlord, or otherwise procured by Tenant, and in the event of loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

10.        Landlord shall have the right to prescribe the weight, position and manner of installation of heavy articles such as safes, machines and other equipment brought into the Building. Tenant shall not allow the building structure within the Premises, nor shall Tenant cause the elevators of the Building, to be loaded beyond rated capacities. No safes, furniture, boxes, large parcels or other kind of freight shall be taken to or from the Premises or allowed in any elevator, hall or corridor except at times allowed by Landlord. Tenant shall make prior arrangements with Landlord for use of freight elevator for the purpose of transporting such articles and such articles may be taken in or out of said Building only between or during such hours as may be arranged with and designated by Landlord and the persons employed to move the same must be approved by Landlord. Landlord reserves the right to inspect and, where deemed appropriate by Landlord, to open all freight coming into the Building and to exclude from entering the Building all freight which is in violation of any of these Rules and Regulations and all freight as to which inspection is not permitted. No hand trucks, mail carts, floats or dollies shall be used in passenger elevators. All hand trucks, mail carts, floats or dollies used by Tenant or its service providers for the delivery or receipt of any freight shall be equipped with rubber tires. Supplies, goods and packages of any kind shall be delivered only through designated service areas or through the loading dock areas of the Building.

11.        All deliveries (including the moving of Tenant’s personal property in and out of the Building and the Premises) shall be made through freight elevators designated by Landlord and only during such reasonable hours as designated from time to time by Landlord. No deliveries shall be made through the main lobbies of the Building or which impede or interfere with the use of the Building by other tenants, the operation of the Building or which may in any way damage any of the common areas.

12.        Tenant shall not cause or permit any gases, liquids or odors to be produced upon or permeate from the Premises, and no flammable, combustible or explosive fluid, chemical or substance shall be brought into the Building. Tenant shall prevent inadequate ventilation from and will assure proper operation of any

HVAC systems and/or office equipment under Tenant’s control, and Tenant will not allow any unsafe levels of chemical or biological contaminants in the Premises and will take all steps necessary to prevent the release of such contaminants from adhesives, machinery, and cleaning agents. Tenant shall cooperate in all respects with Landlord regarding the management of the indoor air quality in the Building and in connection with the development and implementation of an indoor air quality management plan for the Building. Smoking shall not be permitted in any common areas of the Building or the Project or in any indoor space within the Building

13.        Every person, including Tenant, its employees and visitors, entering and leaving the Building may be questioned by security personnel as to that person’s business therein and may be required to produce a valid picture identification and to sign such person’s name on a form provided by Landlord for registering such person; provided that, except for emergencies or other extraordinary circumstances, such procedures shall not be required between the hours of 7:00 a.m. and 6:00 p.m., on all days except Saturdays, Sundays and Holidays. Landlord may also implement a card access security system to control access to the Building during such other times. Landlord shall not be liable for excluding any person from the Building during such other times, or for admission of any person to the Building at any time, or for damages or loss for theft resulting therefrom to any person, including Tenant. Landlord may take all reasonable measures it deems necessary for the safety and security of the Building or Property, including, without limitation, evacuation for cause, suspected cause, or temporary denial of Building access. There shall be no abatement of Rent and Landlord shall not be responsible for any damages resulting to Tenant from such action. Landlord reserves the right to exclude or expel from the Building any person who, in the Landlord’s judgment, is intoxicated, under the influence of alcohol or drugs, commits any act in violation of these Rules and Regulations or constitutes a security risk to the Premises, the Building or the Property. Landlord shall have no liability with respect to breaches of the Building’s security, if any.

14.        Unless agreed to in writing by Landlord, Tenant shall not employ any person other than Landlord’s contractors for the purpose of cleaning and taking care of the Premises. Cleaning service will not be furnished on nights when rooms are occupied after 6:00 p.m., unless, by agreement in writing, service is extended to a later hour for specifically designated rooms. Landlord shall not be responsible for any loss, theft, mysterious disappearance of or damage to, any property, however occurring. Only persons authorized by the Landlord may furnish ice, drinking water, towels, and other similar services within the Building and only at hours and under regulations fixed by Landlord.

15.        If Tenant requires wiring for a bell or buzzer system, such wiring shall be done by the electrician of the Landlord only, and no outside wiring contractor shall be allowed to do work of this kind unless by the written permission of Landlord or its representatives. If telegraph or telephonic service is desired, the wiring for same shall be approved by Landlord, and no boring or cutting for wiring shall be done unless approved by Landlord or its representatives, as stated.

16.        Tenant, its employees and invitees shall observe and obey all parking and traffic regulations as imposed by Landlord. All vehicles shall be parked only in areas designated by Landlord. No RV’s, motor homes, boats, delivery trucks, movable or non-movable trailers, buses or other commercial vehicles are allowed to be parked in the parking area overnight or for an extended period of time; to include business and or personnel vehicles. No vehicle (including bicycles and motorcycles) belonging to Tenant or to Tenant’s agents, employees, or invitees shall be parked so as to impede or prevent ready access to any loading dock or any entrance to or exit from the Building, the Property or the parking garage (or parking lots) for the Building. Except as otherwise specifically provided in this Lease, all parking for the Building is provided on a nonexclusive basis. All vehicles of any nature shall be parked only in areas within the parking garage (or parking lots) designated by Landlord. No vehicles of any nature shall be parked or left unattended for more than seven (7) consecutive days, unless in the ordinary course of Tenant’s business and approved in writing by Landlord. No bicycles or motorcycles shall be permitted inside the Building or the Premises nor shall bicycles or motorcycles be parked in a manner which would interfere with access to the Building or obstruct sidewalks or walkways on the Property.

17.        Canvassing, peddling, soliciting and distribution of handbills or any other written materials in the

Building are prohibited, and Tenant shall cooperate to prevent the same.

18.        Tenant agrees to participate in the waste recycling programs implemented by Landlord for the Building, including any programs and procedures for recycling writing paper, computer paper, shipping paper, boxes, newspapers, and magazines and aluminum cans. If Landlord elects to provide collection receptacles for recyclable paper and/or recyclable aluminum cans in the Premises, Tenant shall designate an appropriate place within the Premises for placement thereof, and Tenant shall cause its employees to place its recyclable papers and/or cans into the applicable such receptacles on a daily basis.

19.        Any special work or services requested by Tenant to be provided by Landlord shall be provided by Landlord only upon request received at the Project management office. Building personnel shall not perform any work or provide any services outside of their regular duties unless special instructions have been issued from Landlord or its managing agent.

20.        Tenant shall not install or attach any radio or television antenna, loudspeaker, or other devices or projections on or to any part of the Premises which would, in Landlord’s opinion, interfere with the communication facilities utilized by other tenants of the Building or be unsightly, or on the roof or exterior walls of the Building.

21.        Landlord shall have the right to change the name of the Building and to change the street address of the Building, provided that in the case of a change in the street address, Landlord shall give Tenant not less man 180 days prior notice of the change, unless the change is required by governmental authority.

22.        Landlord shall have the right to prohibit advertising by Tenant which, in Landlord’s discretion, tends to impair the reputation of the Building or its desirability as an office location.

23.        The directory of the Building will be provided for the display of the name and location of the tenants. Any additional name, or replacements after the initial entry of tenant’s name and location, which Tenant shall desire to place upon said directory must first be approved by Landlord, and if so approved, a reasonable charge will be made therefor.

24.        Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular lessee, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other lessee, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the other lessees of the Building.

25.        These Rules and Regulations are supplemental to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building.

EXHIBIT “A”

PROPERTY

FORUM I

Being all of that certain tract or parcel of land located in House Creek Township, Wake County, North Carolina and being more particularly described as follows:

Being all of Lot 1 as shown on that certain map entitled “Recombination Plat, Revised Lots 1, 2, 3 and 5, The Forum, Forum Entities, Town: Raleigh, County: Wake, Township: House Creek, North Carolina”, dated December 9, 1996, last revised December 19, 1996 prepared by Dewberry & Davis, Engineers, Planners, Surveyors and recorded in Book of Maps 1996, Page 1853-1856, Wake County Registry.

EXHIBIT “A-l”

PREMISES

[ATTACH FLOOR PLAN SHOWING

PREMISES BY DIAGONAL LINES]

KEY PLAN
7,520 RSF

©THIS DRAWING IS A COPYRIGHT OF PHILLIPS ARCHITECTURE PA.

JOB #207585 DARA FIRST FLOOR FORUM I RALEIGH, NC	EXIB. TO LEASE FLOOR PLAN NOT TO SCALE EX.1 11/30/07	DOMINION PARTNERS	Phillips Architecture, PA 1110 Navaho Drive Suite 600 Raleigh, NC 27609 919.876.1660 FAX 919.876.4432

Exhibit A-1

EXHIBIT “B”

WORK LETTER

This WORK LETTER AGREEMENT (“Work Letter”) is attached to and made part of that certain Lease (to which this Exhibit “B” is attached). The terms, definitions and other provisions of the Lease are hereby incorporated into this Work Letter by reference. In consideration of the execution of the Lease and the mutual covenants and conditions hereinafter contained, Landlord and Tenant agree as follows:

1.        Except as set forth herein, Tenant hereby agrees to accept the Premises “AS IS, WHERE IS AND WITH ALL FAULTS”, and acknowledges that Landlord is not obligated to construct any tenant improvements or to provide any buildout allowances. Tenant has inspected the Premises and is fully aware of its condition.

2.        The term “Building Standard” or “Building standard” as used in this Lease shall mean the standards, materials and specifications set forth by Landlord for construction of occupied tenant spaces within the Building, including but not limited to such items as partition standards and details, doors and door hardware, ceiling grid and tile, HVAC equipment and materials, light fixtures, carpet and flooring, sprinkler heads, sill finishes and signage.

3.        Landlord and Tenant have approved those certain working drawings prepared by   Phillips Architecture   (the “Baseline Plans”) dated   11/16/07   (the “Baseline Date”), a copy of which is attached hereto as Exhibit “B-l” (collectively, and together with any final, approved construction drawings approved pursuant to Section 4 below, the “Plans”).

4.        The Plans are subject to compliance with all laws, rules, regulations, ordinances, building and construction codes and similar enactments. In addition, to the extent further construction drawings are necessary to carry out the work identified in the Plans, Landlord shall cause an architect selected by Landlord, (the “Architect”) to prepare such construction drawings using the Baseline Plans as a foundation, which shall be subject to Landlord’s and Tenant’s approval (which approval by each party shall not be unreasonably withheld, except with respect to items which impact Building systems or structure or which are visible from the Building’s exterior or common areas, in which event Landlord’s prior approval may be withheld in Landlord’s sole discretion). Further, Landlord shall have the right to disapprove any component of the construction drawings which differs in scope, nature or finishes from that shown on the Baseline Plans (or from Building standard materials and construction methods, if not shown on the Baseline Plans) unless Tenant agrees in writing to bear any additional cost (including, but not limited to all construction costs and “soft” costs) associated therewith. Tenant’s failure to approve or disapprove (with specificity) such construction drawings (or any modifications thereto) within ten (10) days of submission shall be deemed an approval. In the event Landlord or Tenant disapproves such construction drawings, Landlord and Tenant shall meet to promptly resolve any disputes in good faith.

5.        Utilizing a contractor selected by Landlord (the “Designated Contractor”), and subject to compliance with all governmental laws, regulations and requirements, Landlord shall diligently prosecute the tenant improvements (the “Work”) described in the final, approved Plans using materials identified in the Plans, and if not identified, then Building Standard materials, to Substantial Completion, based on the Plans, and a current estimated maximum cost of the Work, using Building standard finishes, of $27.06 per rentable square foot in the Premises (to wit, $203,491.20). Tenant acknowledges that Landlord shall not be required to bid out any component of the Work, but Landlord agrees that the costs of the Work shall be reasonable as compared to similar work performed on similar buildings in the submarket where the Building is located. As used herein, the term “costs” or “cost” of the Work shall include, but not be limited to, the total cost of construction of the Work, including, without limitation, architectural & design fees, engineer fees, cost of labor, materials, contractor’s fees, costs incurred in obtaining approvals from any governmental authority, and permitting costs.

6.        “Substantial Completion” shall mean that the Work is complete except for minor “punch list” type items that do not impede Tenant’s ability to occupy the Premises for the use and purposes intended without unreasonable disturbance or interruption as reasonably determined by the Designated Contractor, provided that Landlord and the Designated Contractor shall be allowed to enter upon the Premises at any reasonable times following Substantial Completion as necessary to complete the punch list items, and so long as such entry is reasonable, such entry shall not constitute an actual or constructive eviction of Tenant, in whole or in part, nor shall it entitle Tenant to any abatement or diminution of rentals or relieve Tenant from any obligation under the Lease.

7.        Subject to the provisions of Section 14 below, in the event Tenant, utilizing its own limited service contractors and vendors, will undertake certain limited portions of the improvements to the Premises, such as relocation or installation of cabling, systems, furniture and related items, Tenant shall use licensed contractors, approved by Landlord, such approval not to be unreasonably withheld. Tenant shall advise its contractors and vendors that no interest of the Landlord in the Premises, the Building or the Property shall be subject to liens to secure payment of any amount due such contractors or vendors. Tenant shall also be responsible to ensure that such limited service contractors and vendors do not impede the Designated Contractor in performance of the Work. Landlord shall not be liable in any way for any injury, loss, damage or delay which may be caused by or arise from Tenant or such limited service contractors or vendors. Such limited service contractors and vendors shall be obligated to observe Landlord’s reasonable construction rules and regulations for the Building, as such may be adopted and amended from time to time. Tenant’s limited service contractors and vendors shall be responsible for the removal of trash and debris resulting from the performance of their work, and such trash and debris removal shall be undertaken at such time and in such manner as designated by Landlord.

8.        Landlord or its agent may attend any and all design and preconstruction meetings with Tenant and the Architect or their representatives as Landlord shall deem necessary to inform the various parties of the minimum requirements for design and construction, to assure compliance with the terms of this Work Letter, to coordinate construction of the Premises or for any other reason deemed necessary by Landlord.

9.        Any approval by Landlord of, or consent by Landlord to, any plans, specifications or other items to be submitted to and/or reviewed by Landlord pursuant to this Lease shall be deemed to be strictly limited to an acknowledgment of approval or consent by Landlord thereto, and such approval or consent shall not constitute the assumption by Landlord of any responsibility for the accuracy, sufficiency or feasibility of any plans, specifications or other such items and shall not imply any acknowledgment, representation or warranty by Landlord that the design is safe, feasible, structurally sound or will comply with any legal or governmental requirements, with Tenant being responsible for all of the same. Subject to the provisions of Section 12 and 37 of the Lease, the Work shall at all times remain the property of Landlord and shall not be subject to levy, sale or other encumbrance or transfer by Tenant.

10.        From and after the Baseline Date, in the event Tenant desires to make any changes or upgrades in the nature of the Work, scope of the Work or finishes contemplated by the Baseline Plans, such changes shall be mutually agreed upon in writing by both Landlord and Tenant, and Tenant shall be responsible for any and all costs of the Work (above $203,491.20) associated with any such changes or upgrades to the nature of the Work, scope of the Work or finishes contemplated by the Baseline Plans (including, but not limited to, all elected upgrades from (or changes to) Building standard materials and specifications, construction costs, engineering and design fees and “soft” costs), which additional costs of the Work shall be paid by Tenant to Landlord as a portion of Tenant’s Contribution (as hereinafter defined). In connection therewith, Tenant shall be required to sign such change orders as requested by Landlord or the Designated Contractor prior to the commencement of Work incorporating the relevant change order. Any such changes shall be subject to Landlord’s approval in accordance with the standards set forth in Section 4 above. Notwithstanding the foregoing, however, any increase in the costs of the Work (above $203,491.20) resulting from unforeseen changes to the costs of Building standard materials or specifications contemplated by the Baseline Plans shall be borne by Landlord.

11.        Notwithstanding anything provided in the Lease or herein to the contrary, in the event Tenant elects (with Landlord’s approval) to use materials other than Building Standard, Landlord shall have no obligation to provide services which are materially different from those provided for Building Standard improvements (including, without limitation, janitorial and cleaning services) for any non-Building standard improvements installed, constructed or used in the Premises, and Tenant shall be responsible for any and all costs associated with any such election (as contemplated in Section 10, above).

12.        Not Used.

13.        So long as this Lease is in full force and effect and Tenant is not in default hereunder (if either of the foregoing is not satisfied, then a “Failed Condition” shall be deemed to have occurred), the cost of the Work and the Plans (up to $203,491.20, plus any increased costs of the Work resulting from unforeseen changes to the costs of Building standard materials or specifications, as set forth in Section 10, above) shall be borne by Landlord, except as provided to the contrary herein to be the responsibility of Tenant (“Tenant’s Contribution”). Tenant’s Contribution shall be paid prior to the commencement of construction of the Work or promptly upon demand therefor by Landlord, to the extent such excess (or the exact amount thereof) is not known or anticipated as of the commencement of the construction of the Work. In the event of a Failed Condition, all costs associated with the Work, the Plans and this Work Letter, incurred by Landlord up to an including the date of the Failed Condition, shall be payable by Tenant upon demand therefor, together with all applicable late charges and interest applicable to the nonpayment of Rent hereunder. Tenant’s Contribution notwithstanding, as part of the Work, Landlord shall install a pass card security system on the rear entry doors to the Premises; provided, that inclusion of the costs associated with the materials and installation of such security system does not increase the costs of the Work over $203,491.20. In the event that inclusion of the costs associated with the materials and installation of such security system does increase the costs of the Work over $203,491.20, Landlord shall not be obligated to install such security system, unless Tenant pays for such materials and installation as part of Tenant’s Contribution.

14.        Landlord shall permit Tenant and Tenant’s agents to enter the Premises at least thirty (30) calendar days prior to the Commencement Date in order that Tenant may do such other work as may be required by Tenant to make the Premises ready for Tenant’s use and occupancy. Such permission is conditioned upon Tenant and its agents, contractors, employees and invitees working in harmony and not interfering with Landlord and its agents, contractors and employees in doing the Work. If at any time such entry shall cause or threaten to cause disharmony or interference, Landlord shall have the right to withdraw such permission upon 24 hours notice to Tenant. Tenant agrees that any such entry into and occupation of the Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease except as to the covenant to pay Base Rent and Operating Expenses, and further agrees Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s work and installations made in the Premises or to properties placed therein prior to the Commencement Date of the term of the Lease, the same being at Tenant’s sole risk.

15.	Tenant shall be responsible for any delay in Substantial Completion resulting from any of the following causes (collectively, “Tenant Delay”):

1.        Tenant’s failure to submit or respond to the plans and specifications within the time periods specified in this Work Letter; or

2.        Tenant’s failure to pay any portion of Tenant’s Contribution when due; or

3.        Tenant’s specification of materials or finishes or special installations which cannot be delivered or completed within Landlord’s construction schedule; or

4.        Any change in the Plans caused by Tenant once finally approved and accepted by Landlord, even though Landlord may approve such change; or

5.        The performance of or failure to perform any special work or installation by any person or firm employed by Tenant to do any work on the Premises; or

6.        Any other delay in Substantial Completion directly attributable to the acts or omissions of Tenant, its employees, agents, contractors or vendors.

In the event that any Tenant Delay results in or contributes to a delay in Substantial Completion, then the date of Substantial Completion shall be deemed to have occurred, and Tenant’s obligations as defined in the Lease shall commence, as of the date Landlord would have otherwise achieved Substantial Completion but for such Tenant Delay.

EXHIBIT “B-l”

(BASELINE PLANS)

WALL LEGEND

- EXISTING NON-RATED WALL TO REMAIN
- NEW WALL TO THE CEILING GRID (3-5/8" MTL. STUD W/ 5/8" GWB BOTH SIDES)
- NEW NON-RATED WALL TO DECK (3-5/8" MTL. STUD W/ 5/8" GWB BOTH SIDES)
- NEW 7' WALL (3-5/8" MTL STUD W/ 5/8" GWB BOTH SIDES)
- EXISTING DOOR TO REMAIN
- RELOCATED BUILDING STANDARD DOOR

PRICING NOTES

1. GC TO PRICE TO PAINT ALL WALLS WITH ONE COAT PRIMER AND 2 COATS FLAT PAINT.
2. GC TO PRICE TO PROVIDE & INSTALL NEW CARPET ($17 YD INST) & 4" RUBBER BASE THROUGHOUT SPACE WITH EXCEPTION OF BREAK ROOM AND SERVER ROOM WHICH WILL RECEIVE NEW STND. VCT.
3. GC TO PRICE THE INSTALLATION OF A NEW ADA STAINLESS STEEL SINK AND ACCESSIBLE BASE CABINETRY IN BREAK ROOM (22 LINEAR FEET OF UPPER AND LOWER WITH P-LAM)
4. GC TO PRICE TO INSTALL NEW REFRIGERATOR WITH WATERLINE. TENANT TO PROVIDE MICROWAVE, WATER, AND COFFEE SYSTEMS
5. GC TO PRICE TO ADD MICROWAVE SHELF IN UPPER CABINETRY IN BREAK ROOM.
6. GC TO PRICE TO INSTALL NEW 24" SIDELITES AT NEW OFFICE DOORS AS SHOWN ON PLANS. (FRAME IS TO MATCH EXISTING IN SUITE & TOP OF WINDOW IS TO ALIGN WITH TOP OF DOOR FRAME.)
8. GC TO PROVIDE DOOR CHIME ON FRONT ENTRY DOOR.
9. GC TO PROVIDE BLOCKING IN LARGE CONFERENCE & BREAK ROOM AS NEEDED FOR NEW FLATSCREEN TVS. (CABLE OUTLET TO BE PRICED IN BREAK ROOM)
10. GC TO PRICE INSTALLING NEW LOCKSETS ON EVERY DOOR.
11. GC TO PRICE 8' NEW TRACK LIGHTING (LBL FUSIONKIT8ST WITH FOUR HEADS (4) HAMR16011A35MRTL) IN ENTRY CORRIDOR.
12. GC TO PRICE RELOCATING GLASS DOOR INTO CONF. ROOM, IF CANNOT BE RELOCATED PRICE NEW BB. STND. WOOD DOOR.
13. GC TO PRICE WVC IN ENTRY CORRIDOR. (MATERIAL COST $12 YD).

ELECTRICAL NOTES

1. PRINTER: KONICA MINOLTA MFD C351. DIMENSIONS: 44"LX46"HX32"D POWER REQUIREMENTS: 120 V, 60 HZ;
2. WATER SYSTEM. DIMENSIONS: 12" L X 18" H X 16"D.
3. COFFEE SYSTEM: DIMENSIONS: 15 ? " L X 15 1/2" H X 19" D.
4. IT CONTRACT W/ NETSMART, INC.
   A. CONTACT: DAVID MILLS (919-671-1416);
   B. E-MAIL: DMILLS@NETSMARTINC.COM <MAILTO:DMILLS@NETSMARTINC.COM>.
   C. HP SERVER SPECS: INPUT VOLTAGE OF BETWEEN 100 TO 132 VAC
   D. RATED INPUT POWER PER SERVER IS 735 WATTS (X3 SERVERS)
   E. BTU'S PER SERVER IS 2508 PER HOUR
   F. EXISTING RACK SIZE 36"D X 2.5'H X 6'H
5. GC TO PRICE TO HAVE ONE OUTLET ON EACH OFFICE WALL.

Cipher lock on back office door

OFFICE
FILE STORAGE AREA
IT & SUPPLY STORAGE ROOM
FILE STORAGE AREA
STORAGE
CIPHER LOCK
BREAK ROOM
CONFERENCE ROOM
OPEN AREA
WORK ROOM
SMALL CONFERENCE
RELOCATED GLASS DOOR
FUTURE WORKSTATIONS

KEY PLAN

7,520 RSF

NOTE: DIMENSIONS SHOWN ARE APPROXIMATE AND NOT BASED ON FIELD VERIFICATION. FURNITURE IS NOT IN CONTRACT AND IS SHOWN FOR PLACEMENT PURPOSES ONLY.

© THIS DRAWING IS A COPYRIGHT OF PHILLIPS ARCHITECTURE PA, 2003.

JOB #2071XXX DARA FIRST FLOOR FORUM I RALEIGH, NC	SCHEMATIC FLOOR PLAN NOT TO SCALE SK.3 11/16/07	DOMINION PARTNERS	Phillips Architecture, PA

EXHIBIT “C”

Intentionally Omitted.

EXHIBIT “D”

SPECIAL STIPULATIONS

1.        Right of First Offer.

(a) From and after the Commencement Date and thereafter during the Term (excluding any holdover period), so long as the Lease is in full force and effect and no default has occurred beyond the expiration of any applicable notice and cure periods either at the time of the Offer (as defined below) or as of the effective date of the proposed expansion of the Premises to include the Offer Space as set forth herein, Landlord hereby grants to Tenant an on-going right of offer (the “Right of Offer”) to expand the Premises to include any space adjacent to the Premises on the first floor of the Building which “becomes available” (the “Offer Space”) subject to the terms and conditions set forth herein and subject and subordinate to prior rights of other tenants.

(b) After any part of the Offer Space has or will “become available” (as defined herein) for leasing by Landlord, Landlord shall not lease to a third-party tenant the Offer Space without first offering (the “Offer”) Tenant the right to lease such Offer Space as set forth herein.

(i) The Offer Space shall be deemed to “become available” when Landlord desires to lease all or a portion of the Offer Space.

(ii) Notwithstanding subsection (i) above, the Offer Space shall not be deemed to “become available” if the space is (or will be) assigned or subleased by the current tenant of the space or re-let by the current tenant of the space by renewal, extension, or renegotiation.

(c) The Offer shall contain (i) a description of the Offer Space and an attached floor plan that shows the Offer Space; (ii) the date on which Landlord expects the Offer Space to become available; (iii) the increase in Tenant’s operating expense percentage, (iv) the amount of Base Rent attributable to the Offer Space (which shall include an amortization component for any tenant improvement allowance included within the Offer pursuant to subsection (v) below), (v) the terms for any available tenant improvement allowance, if any, (vi) the amount of increase in Tenant’s Security Deposit, and (vii) such other terms as may be acceptable to Landlord. Upon receipt of the Offer, Tenant shall have the right, for a period of ten (10) calendar days after receipt of the Offer, to exercise the Right of Offer by giving Landlord written notice that Tenant desires to lease the Offer Space (but not any lesser portion) upon the same terms and conditions contained in this Lease, as modified by the terms of the Offer; provided, however, that any construction provisions, improvement allowances, rent abatements or other concessions applicable to the Premises shall not be applicable to the Offer Space unless expressly included in the Offer. Time is of the essence with respect to the foregoing. Unless otherwise stated in the Offer, the term of the Lease with respect to the Offer Space shall be coterminous with the Term of the Lease and shall be leased to Tenant in its “as is” condition.

(d) If, within such ten (10) day period, Tenant exercises the Right of Offer, then Landlord and Tenant shall amend the Lease to include the Offer Space subject to the same terms and conditions as the Lease, as modified by the terms and conditions of the Offer; provided, however, that any construction provisions, improvement allowances, rent abatements or other concessions applicable to the Premises shall not be applicable to the Offer Space unless expressly included in the Offer. If this Lease is guaranteed now or at any tune in the future, Tenant simultaneously shall deliver to Landlord an original, signed reaffirmation of each guarantor’s guaranty, in form and substance acceptable to Landlord. If Tenant exercises the Right of Offer and actually expands into the corresponding Offer Space, this Right of Offer shall continue in effect as to the next adjacent space that “becomes available” on the first floor of the Building (and therefore deemed to be Offer Space hereunder). If, at any time Tenant declines an Offer, then the provisions of subsection (e) below will be in effect, terminating Tenant’s ongoing Right of Offer.

(e) If, within such ten (10) day period, Tenant declines or fails to exercise the Right of Offer, Landlord shall then have the right to lease the Offer Space in portions or in its entirety to any third party or parties without regard to the restrictions in this Right of Offer and on whatever terms and conditions Landlord may decide in its sole discretion. If Tenant so declines or so fails to exercise, this Right of Offer shall terminate, this Special Stipulation #1 shall be of no further force and effect, and Tenant shall have no further Right of Offer on the Offer Space.

(f) This Right of Offer is personal to DARA Biosciences, Inc., a Delaware corporation, may not be exercised by any party other than DARA Biosciences, Inc., a Delaware corporation, and shall become null and void upon the occurrence of an assignment of the Lease or a sublet of all or a part of the Premises.

2.        Renewal Option.

(a) Following the Commencement Date and thereafter during the Term (excluding any holdover period), so long as, both as of the exercise date and as of the first day of the Extended Term (as hereinafter defined), the Lease is in full force and effect and no default has occurred and continued beyond the expiration of any applicable notice and cure period, Landlord hereby grants to Tenant one (1) option to extend the Term with respect to all but not any lesser portion of the Premises for a period of five (5) years beginning immediately upon the expiration of the Term (“Extended Term”), such option to be exercised by Tenant giving written notice of its exercise to Landlord in the manner provided in this Lease at least six (6) months, but not more than twelve (12) months prior, to the expiration of the Term. Time is of the essence with respect to the foregoing.

(b) If Tenant exercises its option to extend the Term, Landlord shall, within thirty (30) days after the receipt of Tenant’s notice of exercise, notify Tenant in writing of Landlord’s reasonable determination of “Market Renewal Base Rent” for the Premises for the Extended Term. The term “Market Renewal Base Rent” shall mean the base minimum rent on a per square foot basis for comparable leases or renewal leases during the same period as the Extended Term covering the Building and buildings comparable to the Building (as adjusted for any variances between such buildings and the Building and as adjusted for other relevant factors, including, but not limited to, size of space, location of space within the building, signage rights, age, location and quality of building, length of term, credit standing of tenant, method of paying operating expenses, tenant improvement contributions, leasing commissions, rent concessions and other tenant inducements) located in the same submarket as the Building.

(c) Except for the Base Rent, which shall be determined as set forth in subparagraph (b) above, and except for the Security Deposit required hereunder (which amount may be increased as of the first day of the Extended Term using the same method of calculation used at the beginning of the initial Term), leasing of the Premises by Tenant for the Extended Term shall be subject to all of the same terms and conditions set forth in this Lease; provided, however, that any construction provisions, improvement allowances, rent abatements or other concessions applicable to the Premises during the initial Term shall not be applicable during the Extended Term (unless otherwise mutually acceptable to both Landlord and Tenant in the sole discretion of each at the time Tenant exercises its option to extend). Landlord and Tenant shall enter into an amendment to this Lease to evidence Tenant’s exercise of this extension option. If this Lease is guaranteed now or at any time in the future, Tenant simultaneously shall deliver to Landlord an original, signed reaffirmation of each guarantor’s guaranty, in form and substance acceptable to Landlord.